UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SOTHEBY’S

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

SOTHEBY’S
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD MAY 6, 2010

To the Shareholders of

SOTHEBY’S

The Annual Meeting of Shareholders of SOTHEBY’S (the “Company”) will be held on Thursday, May 6, 2010, at the Company’s offices located at 1334 York Avenue, New York, New York, at 11:00 a.m., local time, for the following purposes:

1. To elect twelve (12) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To consider a proposal to increase the number of shares of common stock reserved for issuance under the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors, as previously amended and restated, by 100,000 shares, from 300,000 to 400,000 shares;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 11, 2010 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
MICHAEL I. SOVERN, Chairman
New York, New York March 25, 2010

SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO VOTE BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS IN THE NOTICE MAILED TO SHAREHOLDERS OR BY PROXY CARD IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SOTHEBY’S
1334 York Avenue
New York, New York 10021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2010

ANNUAL MEETING AND RELATED INFORMATION

What is the purpose of the Annual Meeting?

At the Sotheby’s (the “Company”) 2010 Annual Meeting of Shareholders (including any adjournment or postponement, the “Meeting”), shareholders will consider and vote upon:

•	The election of twelve (12) directors (“Proposal 1”).

•

A proposal to increase the number of shares of common stock reserved for issuance under the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors, as previously amended and restated, by 100,000 shares, from 300,000 to 400,000 shares (“Proposal 2”).

•	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (“Proposal 3”).

This proxy statement is being made available to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company, for use at the Meeting to be held for the purposes described in the accompanying Notice of Annual Meeting.

Why have I received a notice in the mail indicating the Internet availability of this Proxy Statement and the accompanying materials instead of a paper copy of those materials?

A Securities and Exchange Commission rule permits the Company to make its proxy materials available over the Internet to its shareholders. The proxy materials consist of:

•	The Notice of Annual Meeting

•	This Proxy Statement; and

•	The Company’s 2009 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

To take advantage of this rule, the Company has mailed you a notice of the posting of the proxy materials on the Internet (the “Access Notice”) to its shareholders. The Access Notice contains instructions regarding how to vote your shares, including a control number that you will need in order to vote.

The Company expects to mail the Access Notice and post the proxy materials on the Internet at:
http://investor.shareholder.com/bid/proxy.cfm on or about March 25, 2010.

I would like to receive copies of this year’s proxy materials in paper form by mail or by email. How do I inform the Company?

The Access Notice contains several ways to inform the Company of your preference.

May I choose to receive future years’ proxy materials in paper form by mail or by email?

Yes. The Access Notice also provides instructions on how to make this request.

Who is entitled to vote?

Shareholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 11, 2010 (the “Record Date”). At the close of business on the Record Date, 67,505,957 shares of the Company’s common stock, sometimes referred to in this proxy statement as “shares,” were outstanding. Each share of the Company’s common stock is entitled to one vote.

How do I vote my shares?

As indicated in the Access Notice mailed to you, you may vote your shares by telephone, Internet or, if you choose to receive the proxy materials in paper form, by proxy card.

What is the effect of my voting by telephone, the Internet, or completing and returning the proxy card?

A valid proxy from a shareholder will be voted as specified in each proxy card at the Meeting. Any shareholder giving a proxy by telephone, the Internet or by completing and returning a proxy card retains the power to revoke the proxy by written notice to the Secretary of the Company, addressed to the Secretary and Worldwide General Counsel, Sotheby’s, 1334 York Avenue, New York, New York 10021, at any time prior to its exercise by the individual who is receiving your proxy.

How will my shares be voted by the proxies?

Unless a shareholder provides contrary instructions when voting, all shares represented by valid proxies or proxy cards received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals 1, 2 and 3. The Company knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote do arise, it is the intention of Michael I. Sovern, William F. Ruprecht and William S. Sheridan, the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their judgment on such matters.

Can I vote in person at the Meeting?

Yes. Please note, however, that attendance at the Meeting alone will not result in the revocation of your proxy unless you affirmatively indicate at the Meeting that you intend to vote your shares in person.

What constitutes a “quorum” for the transaction of business at the Meeting?

The holders of the number of shares possessing a majority of the shares entitled to vote at the Meeting, present in person or by proxy, constitute a quorum for the Meeting.

How many votes are needed to approve a Proposal?

For Proposal 1, the election of directors, a plurality of the votes cast at the Meeting is required to elect each of the nominees for director. The approval of Proposal 2, the increase in authorized shares under the director stock compensation plan, requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote. The approval of Proposal 3, the ratification of auditors, requires the same vote as Proposal 2.

Abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter without specific instructions from the beneficial owner) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum. Brokers must receive specific instructions from the beneficial owner in order to vote the beneficial owner’s shares with respect to Proposals 1 and 2. Brokers may, however, vote the shares of beneficial owners without any specific instructions from the beneficial owner with respect to Proposal 3.

Abstentions and broker non-votes consequently will have an effect on the outcome of Proposals 1 and Proposal 2, but not on the outcome of Proposal 3.

ANNUAL REPORT

SHAREHOLDERS MAY WITHOUT CHARGE REQUEST A COPY OF THE COMPANY’S 2009 ANNUAL REPORT, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2009, BY WRITING TO: INVESTOR RELATIONS, 1334 YORK AVENUE, NEW YORK, NEW YORK 10021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2010

The Notice of Annual Meeting, this Proxy Statement, the 2009 Annual Report to Shareholders and the Proxy Card are available at the following website address:

http://investor.shareholder.com/bid/proxy.cfm

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) has recommended to the Board, and the Board has nominated, the eleven incumbent directors to be elected at the Meeting and an additional director nominee, James Murdoch, to fill a newly created directorship. The Company’s shareholders elect directors by a plurality of the votes cast at the Meeting. Directors serve until the next annual meeting and until their respective successors have been elected and qualified.

Director and Director Nominee Biographies and Qualifications

The shares represented by your Proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the following twelve individuals nominated by the Board of Directors. The principal occupation and certain other biographical information regarding each nominee are also set forth below.

At the conclusion of each individual’s biographical information is a list of the specific experience, qualifications, attributes or skills that, in the opinion of the Nominating and Corporate Governance Committee, qualify that nominee to serve as a Director of the Company.

Name	Age	Year First Elected A Director
John M. Angelo	68	2007
Michael Blakenham	72	1987
The Duke of Devonshire	65	1994
James Murdoch	37	Nominee
Allen Questrom	70	2005
William F. Ruprecht	54	2000
Michael I. Sovern	78	2000
Donald M. Stewart	71	2003
Robert S. Taubman	56	2000
Diana L. Taylor	55	2007
Dennis M. Weibling	58	2006
Robin G. Woodhead	58	2000

John M. Angelo

Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the Chief Executive Officer of Angelo, Gordon & Company, a privately-held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Mr. Angelo’s qualifications for service on the Company’s Board include (i) extensive capital markets expertise; (ii) relationships with buyers and sellers of art; and (iii) experience as a committed art collector.

Michael Blakenham

Lord Blakenham became a director of the Company in 1987. From 1983 to 1997, he was Executive Chairman of Pearson plc, a British media company serving the worldwide information, education and entertainment markets. From 1983 to 1993, he also served as Chairman of the Financial Times and, from 1993 to 1998, as Chairman of MEPC plc, a publicly quoted United Kingdom real estate investment and development company. Lord Blakenham was a director of LaFarge SA until May 2008 and, from 2001 to 2005, was the President of the British Trust for Ornithology. From 1997 to 2003, he served as Chairman of the Board of Trustees of the Royal Botanical Gardens, Kew and has also served as Chairman of Japan 2001, a Japanese cultural festival, and as a director of the UK-Japan 21st Century Group. Lord Blakenham currently serves as a Councilor on the Mid Suffolk District Council and is Chairman of Suffolk Together, a recently formed political party.

Lord Blakenham’s qualifications for service on the Company’s Board include (i) broad international business experience, as evidenced by his serving as non-executive Chairman of the public companies Pearson plc and MEPC plc; (ii) service on boards and advisory boards of companies located in Japan, France, the Netherlands and the United Kingdom; and (iii) financial skills with significant audit committee experience, including as a former Chairman of the Company’s Audit Committee.

The Duke of Devonshire

The Duke of Devonshire CBE, formerly the Marquess of Hartington, became a director of the Company in September 1994 and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum, and the Storm King Arts Center in New York and a Patron of the Sheffield Botanical Gardens Trust. In 2006, he became a Trustee of the Sheffield Galleries & Museums Trust. Since 1997, the Duke has served as Chairman of and Her Majesty’s Representative at Ascot Racecourse, which is managed by the Ascot Authority, of which he has served as a Trustee since 1982. In 1997, he was made a Commander of the British Empire (CBE) for “services to horseracing”. The Duke of Devonshire assists in the management of family estates in England, including Chatsworth, and in Ireland as well as of The Devonshire Arms (Bolton Abbey) Limited, which operates three luxury hotels in England. He also oversees the Devonshire Collection, a world-renowned private art collection.

The Duke of Devonshire’s qualifications for service on the Company’s Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust; (ii) experience as a collector of important and historic works of art; and (iii) his role in administering high profile organizations with a strong client care element, including the Ascot Racecourse.

James Murdoch

Mr. Murdoch was appointed Chairman and Chief Executive, News Corp, Europe and Asia, in 2007, with direct responsibility for the strategic and operational development of News Corporation’s television, newspaper and related digital assets in Europe, Asia and the Middle East. At the same time, Mr. Murdoch was appointed Non-Executive Chairman of BSkyB and re-joined the Board of News Corporation. He served as Chief Executive Officer of BSkyB from 2003 to 2007 and was previously Chairman and CEO of Star TV. Since 2009, Mr. Murdoch has served as a member of the Board of Directors of GlaxoSmithKline plc, the international pharmaceuticals company, and its Corporate Responsibility Committee. He is also on the Board of Directors of Yankee Global Enterprises, the Board of Trustees of the Harvard Lampoon and the Leadership Council of The Climate Group.

Mr. Murdoch’s qualifications for service on the Company’s Board include (i) broad international marketing and brand management experience; (ii) specific business experience in Asia, a growth market for the Company; and (iii) online media expertise.

Allen Questrom

Mr. Questrom became a director of the Company in December 2004. He is a member of the Board of Directors of Wal-Mart Stores, Inc. and is a Senior Advisor for Lee Equity Partners. He is non-executive Chairman of Deb Shops, Inc. From 2000 to December 2004, he was the Chairman and Chief Executive Officer of J.C. Penney Company. Between May 1999 and January 2001, Mr. Questrom served as Chairman of the Board of Barneys New York, Inc., a fashion retailer, and between May 1999 and September 2000, as Chief Executive Officer and President of that company. Previously, Mr. Questrom was Chairman and Chief Executive Officer of Neiman Marcus and also served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. from February 1990 through May 1997.

Mr. Questrom’s qualifications for service on the Company’s Board include (i) extensive marketing and retailing experience, as evidenced by his positions with well-known retailers including J.C. Penney and Barneys; (ii) service on a number of major public company boards; and (iii) significant financial skills with extensive audit committee experience.

William F. Ruprecht

Mr. Ruprecht became a director and the President and Chief Executive Officer of the Company in February 2000 and served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from February 1994 until February 2000. From 1992 to February 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s, Inc. In 2008, he became a Trustee of the University of Vermont and, from 2007 to 2009, Mr. Ruprecht served as a Trustee of The Historical Society of the Town of Greenwich, Connecticut.

Mr. Ruprecht’s qualifications for service on the Company’s Board include (i) over 30 years of experience in the art auction business; (ii) over ten year’s service as Chief Executive Officer of the Company; (iii) his strategic understanding of Sotheby’s clients and what drives their loyalty to the firm; and (iv) invaluable institutional memory resulting from his longtime service with the Company in many roles.

Michael I. Sovern

Mr. Sovern became a director and Chairman of the Board of the Company in February 2000 and is President Emeritus and the Chancellor Kent Professor of Law of Columbia University. Since 1960, he has been a professor of law at Columbia University and served as the President of Columbia University from 1980 until 1993. Mr. Sovern is a member of the Board of Directors of Comcast Corporation. He also has served as the President of the Shubert Foundation since 1996 and is the Honorary Chairman of the Japan Society and the Chairman Emeritus of the American Academy in Rome.

Mr. Sovern’s qualifications for service on the Company’s Board include (i) financial and operating experience as the leader of a major research university; (ii) human resources experience as a result of acting as a labor arbitrator and related activities; (iii) his legal background; and (iv) business experience as a director of major public companies.

Donald M. Stewart

Mr. Stewart became a director of the Company in April 2003. He is Visiting Professor, Harris School of Public Policy of the University of Chicago and served as the President and Chief Executive Officer of The Chicago Community Trust from 2000 until July 2004 and as President of that organization until 2005. From 1999 to 2000, Mr. Stewart served as Senior Program Officer and Special Advisor to the President, Carnegie Corporation of New York and from 1987 to 1999, he was the President of The College Board, the association of high schools and colleges. He served as President and Chief Executive Officer of Spelman College from 1976 to 1987. Mr. Stewart is a former director of The New York Times Company, The Campbell Soup Company and The Principal Financial Group.

Mr. Stewart’s qualifications for service on the Company’s Board include (i) chief executive officer and senior management positions with a number of sizeable non-profit entities; (ii) service as a director of a number of high profile public companies; and (iii) his background as an art collector.

Robert S. Taubman

Mr. Taubman became a director of the Company in August 2000. He is Chairman, President and Chief Executive Officer of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in

1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and Chief Executive Officer in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its board of directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He serves as a director of the Real Estate Roundtable in Washington, D.C., as a trustee of the Urban Land Institute (ULI) and on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Detroit Renaissance. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves as a member of the Board of Directors of Beaumont Hospitals, a trustee of the Skillman Foundation, and a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments). He is also a member of the United States Travel and Tourism Promotion Advisory Board, which was formed in 2003 to assist the U.S. Department of Commerce in attracting international visitors to the United States.

Mr. Taubman’s qualifications for service on the Company’s Board include (i) sitting Chief Executive Officer of a major public company, providing critical governance and compensation insight to the Board; (ii) service as a director of a major public domestic bank; and (iii) extensive knowledge of Sotheby’s history.

Diana L. Taylor

Ms. Taylor became a director of the Company in April 2007. In April 2007, she joined Wolfensohn & Co., an investment banking firm, as Managing Director. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham; Lehman Brothers and Donaldson Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She is a director of Citigroup, Brookfield Properties, Inc., a public real estate development company, and, until 2009, served as a director of Fannie Mae and Allianz Global Investors. Ms. Taylor serves on several not-for-profit boards, including ACCION International, Dartmouth College, the International Women’s Health Coalition, the Mailman School of Public Health and The After School Corporation. She is a member of the Council on Foreign Relations.

Ms. Taylor’s qualifications for service on the Company’s Board include (i) extensive investment banking experience; (ii) service as chief financial officer of a significant public utility; and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling

Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund that is a wholly-owned subsidiary of Teledesic Corporation, of which he is a director. Mr. Weibling currently serves as a board member of several companies in which Rally Capital has invested: Telecom Transport Management Inc., Telesphere Networks Ltd., and SinglePoint Communications, Inc. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of the family of Keith W. McCaw. Beginning in 1999, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling also serves on the board of Seattle Pacific University.

Mr. Weibling’s qualifications for service on the Company’s Board include (i) audit committee financial expert with extensive public accounting experience; (ii) service on and chairmanship of numerous audit committees of public and private companies; and (iii) financial and strategic experience as the managing director of a venture capital firm.

Robin G. Woodhead

Mr. Woodhead became a director of the Company in February 2000. Since 1998, he has served as an Executive Vice President of the Company and became Chairman, Sotheby’s International, in 2008, having served as Chief Executive of Sotheby’s International from 2006 to 2008. He served as Chief Executive, Sotheby’s Asia (from 1999 to 2006), and as Chief Executive, Sotheby’s Europe (from 1998 to 2006). Mr. Woodhead was Co-Managing Director, Sotheby’s Europe from January until December 1998. From 1992 until 1997, he was the Chief Executive of the London Commodity Exchange.

Mr. Woodhead’s qualifications for service on the Company’s Board include (i) substantial international insight resulting from over 11 years of service as the chief executive of the Company’s Europe and Asia businesses; (ii) financial, regulatory and legal background including experience with various financial institutions; and (iii) his deputy chairmanship of a leading United Kingdom arts organization and service on the boards of museum and other arts-related organization boards.

It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the Proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

MANAGEMENT

Executive Officers

Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company (including certain officers of certain principal subsidiaries and divisions) are listed below as well as biographical information for each person, unless that person has been nominated for a director position, in which case such executive officer’s biography is contained under the caption “Proposal 1—Election of Directors”:

Name	Age	Present Title
Susan Alexander	56	Executive Vice President and Worldwide Head of Human Resources
Kevin Ching	53	Chief Executive Officer, Sotheby’s Asia
Maarten ten Holder	39	Managing Director, Sotheby’s America’s
Gilbert L. Klemann, II	59	Executive Vice President, Worldwide General Counsel and Secretary
Patrick van Maris van Dijk	48	Managing Director, Sotheby’s Europe
Diana Phillips	63	Executive Vice President and Worldwide Director of Press and Corporate Affairs
William F. Ruprecht	54	President and Chief Executive Officer
William S. Sheridan	56	Executive Vice President and Chief Financial Officer
Dr. David Ulmer	53	Senior Vice President and Chief Technology and Strategy Officer
Bruno Vinciguerra	47	Executive Vice President and Chief Operating Officer
Robin G. Woodhead	58	Executive Vice President and Chairman, Sotheby’s International
Mitchell Zuckerman	63	Chairman, Sotheby’s Financial Services, Inc. and President Sotheby’s Ventures, LLC

Ms. Alexander was appointed Executive Vice President and Worldwide Head of Human Resources of the Company in October 2004. From January 1986 to October 2004, she served as Senior Vice President and Worldwide Head of Human Resources of the Company and has been employed by the Company since 1984.

Mr. Ching joined the Company as Chief Executive Officer, Sotheby’s Asia in July 2006 and became a director of Sotheby’s Hong Kong Limited in October 2006. From 1994 until 2006, he served as a board executive director and group legal counsel of Dickson Concepts (International) Limited, a Hong Kong public company, and was responsible for its legal affairs as well as general business development, with special responsibility for China.

Mr. ten Holder became Managing Director of Sotheby’s America’s in September 2007. He previously served as Deputy Managing Director of Sotheby’s North America from 2006 to September 2007 and as Deputy Managing Director of Sotheby’s Milan, Italy office between 2002 and 2006. Between 1996 and 2002, Mr. ten Holder held various positions with the Company’s European subsidiaries.

Mr. Klemann joined the Company in February 2008 as Executive Vice President, Worldwide General Counsel and Secretary. Prior to joining the Company, he served as Senior Vice President and General Counsel of Avon Products, Inc. from January 2001 until December 2007. During 2000, he was Of Counsel to the international law firm of Chadbourne & Parke LLP, and, from 1998 to 1999, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.), with responsibilities that included corporate development, legal and administrative functions. Between 1991 and 1997, Mr. Klemann served as the Senior Vice President and General Counsel of American

Brands, Inc. and previously was a partner in Chadbourne & Parke LLP, where he was a member of the Management Committee. He is a director of North American Galvanizing & Coatings, Inc.

Mr. van Maris became Managing Director of Sotheby’s Europe in July 2008. Previously he was Deputy Managing Director of Sotheby’s Europe (from March 2008 to June 2008) and Head of Regional European Experts (from January 2006 to February 2008) and prior to that served as Managing Director of Sotheby’s in the Netherlands (2004 to 2005). Since 1989, Mr. van Maris has served in a number of different executive positions with Sotheby’s.

Ms. Phillips became an Executive Vice President of the Company in October 2004. She became Worldwide Director of Press and Corporate Affairs in 1988 and was promoted to Senior Vice President in 1990. She joined Sotheby’s in 1985 as Manager of Corporate Information for Sotheby’s North America. Prior to joining Sotheby’s, she was with Hill & Knowlton, the international public relations firm.

Mr. Sheridan has been Executive Vice President and Chief Financial Officer of the Company since February 2001, having served as Senior Vice President and Chief Financial Officer of the Company between November 1996 and February 2001. From 1987 until November 1996, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche LLP. Mr. Sheridan also serves as a director of Alliance One International, Inc.

Dr. Ulmer became Senior Vice President and Chief Technology and Strategy Officer of the Company in 2006, having previously served as Senior Vice President and Chief Technology Officer since January 2000. In October 2009, he also assumed the Chief Operating Officer role for the Company’s North America region. He served as Senior Vice President of Information Technology from June 1997 until January 2000.

Mr. Vinciguerra, an Executive Vice President of the Company since January 2007, was appointed to the additional position of Chief Operating Officer of the Company in July 2008. He has served as Director of Global Business Development of the Company since February 2008. From January 2007 to February 2008, Mr. Vinciguerra was the Director of New Initiatives of the Company. He previously served as the General Manager of Dell Western Europe from 2003 to 2006 and as the General Manager of Dell Southern Europe from 2000 to 2003. From 1998 to 2000, Mr. Vinciguerra was Senior Vice President, Strategic Planning of The Walt Disney Company. From 1994 to 1997, he was a vice president and partner of Bain and Co., where he had been employed since 1986.

Mr. Zuckerman has been Chairman of Sotheby’s Financial Services, Inc. since 2007 and President of Sotheby’s Ventures, LLC since 1997. From 1988 to 2007, he was President of Sotheby’s Financial Services, Inc.

CORPORATE GOVERNANCE

Board of Directors Generally

Board of Directors Meetings and Attendance. The Board of Directors of the Company met six times during 2009. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Annual Meeting Attendance by Directors. With respect to the Annual Meeting, the Company expects all Board members to make every effort to attend but also recognizes that unavoidable scheduling conflicts and special individual circumstances need to be taken into account in applying this policy. All of the Board members standing for reelection at the Company’s 2009 Annual Meeting of Shareholders attended that meeting.

Board Sessions of Non-Management Directors. As required by corporate governance rules of the New York Stock Exchange, Inc. (“NYSE”) on which the Company’s common stock is listed, the non-management directors of the Board of Directors meet at regularly scheduled executive sessions without management. The chairman of these sessions is Mr. Sovern, the Company’s Chairman of the Board.

Board Committees

Audit Committee

The primary purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function. The Audit Committee met four times during 2009. Its current members are Mr. Weibling (Chairman), Lord Blakenham, and Mr. Questrom.

The Company’s Board of Directors has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable rules of the Securities and Exchange Commission (“SEC”) and also has the requisite financial and accounting expertise required under NYSE rules.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

Generally. The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its prime responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. The Compensation Committee operates under a charter that conforms to applicable NYSE rules. The Compensation Committee met eight times during 2009. Its current members are Mr. Taubman (Chairman), Mr. Angelo and Ms. Taylor.

Determination of Named Executive Officer Compensation. In addition to the Compensation Committee, the Company’s President and Chief Executive Officer, William F. Ruprecht, plays a role in recommending and determining the compensation of senior executives, including that of the other Named Executive Officers in this proxy statement. In addition, the Company’s Executive Vice President and Worldwide Head of Human Resources, Susan Alexander, makes recommendations regarding senior executive compensation as requested by the Compensation Committee. See “Compensation Discussion and Analysis” below for further information regarding this process.

Use of Outside Compensation Consultants. Since 2007, the Compensation Committee has retained the independent compensation consulting firm, Semler Brossy Consulting Group, LLC, or Semler, as its primary independent advisor. Initially, Semler was retained to analyze the Company’s incentive compensation programs and to recommend structural changes to these programs based on its analysis. Semler designed a contemporary incentive program for the executive population of the Company with an increased emphasis on variable pay. In 2009, Semler’s work focused on the design of a Performance Share Unit program for senior executives. See “Compensation Discussion and Analysis” below for detailed information regarding these programs.

Other consultants also provide advice to the committee, which may include providing a second opinion or assisting with special projects. In 2009, the committee engaged independent compensation consultant Frederic W. Cook & Co., to provide a second opinion about the sizing of Performance Share Unit awards issued to certain senior staff (including Mr. Sheridan) in exchange for previously issued restricted stock awards (Performance Shares). See “Compensation Discussion and Analysis- Long-Term Incentives-2006 Performance Shares” below.

Also in 2009, the committee engaged Farient Advisors to perform various peer group analyses with respect to consideration of a new employment agreement for Mr. Ruprecht, whose current agreement expires on March 31, 2011. However, the Company has not entered into a new employment agreement with him as of the date of this proxy statement. See “Compensation Discussion and Analysis” below for detailed information regarding the use of compensation consultants by the committee.

Compensation Policies and Programs Risk. The Compensation Committee has conducted an analysis of each the elements of the Company’s compensation policies and programs and has concluded that none of these is likely to have a material adverse effect on the Company. In making this determination, the committee took into account various processes in place which serve to mitigate any risk that may be inherent in its compensation practices.

Executive Committee

The Executive Committee considers and takes certain corporate action in between regularly scheduled meetings of the Board of Directors. Frequently, the committee takes action pursuant to internal Company corporate governance rules to approve significant loan and auction consignment transactions. The committee met twice in 2009. Its current members are Mr. Sovern (Chairman), the Duke of Devonshire and Mr. Ruprecht.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the Board candidate nomination process and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. This committee also administers and has the power to modify the Company’s Related Party Transactions Policy. The Nominating and Corporate Governance Committee operates under a charter that conforms to applicable SEC and NYSE rules. The committee met five times during 2009. Its current members are Mr. Sovern (Chairman), Mr. Questrom, Mr. Stewart and Ms. Taylor.

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board. The committee may retain a search firm to assist it in identifying qualified director candidates. In 2010, on the recommendation of the committee, the Board decided to expand the size of the Board from eleven directors to twelve and add Mr. Murdoch as a nominee for election to the Board. Mr. Murdoch had been introduced to the committee by director John M. Angelo. His candidacy was discussed with each member of the Board prior to the recommendation of the committee and action by the Board.

In making determinations with respect to director nominees, the Nominating Committee considers the experience, qualifications, attributes or skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development or marketing experience

The committee will consider shareholder nominations of appropriate candidates for director in accordance with the stated requirements. See “Procedures for Director Nominations by Shareholders” below. The committee will evaluate such candidates as it does candidates identified by other means.

Board Diversity

While the Company does not have a formal board policy regarding Board diversity, the Company’s Corporate Governance Guidelines provide that the Board selection process is “designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.”

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies and banking relationships, and (ii) the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The committee met five times during 2009. Its current members are: Mr. Weibling (Chairman), Mr. Angelo, Mr. Ruprecht, Mr. Taubman, Ms. Taylor, Mr. Sovern, and Mr. Stewart.

Board Leadership

Since becoming a public company in the United States in 1988, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Company believes that having a Chairman independent from management is in the best interest of shareholders.

Board Role in Risk Management Oversight

The Board carries out its role in the oversight of risk directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance Department, from management and from outside financial advisors. Board committees carry out the Board oversight of risk as follows :

•

The Audit Committee oversees the Company’s financial reporting process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls and adherence to the Company’s Code of Business Conduct and Ethics.

•	The Finance Committee oversees the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity approves certain transactions, particularly as they relate to art financing and auction consignment matters, under the Company’s internal corporate governance guidelines (see below).

•

The Nominating and Corporate Governance Committee considers the adequacy of the Company’s governance structures and reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available on the Company’s websites, www.sothebys.com.

The Board has also addressed risk through the adoption of corporate policies. For many years, the Company has had an internal corporate governance policy adopted by the Board that addresses the delegation of authority within the Sotheby’s organization. The policy addresses all aspects of the Company’s business and establishes the level of approval required for sales activities, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation related matters. The Board has also adopted a Code of Business Conduct and Ethics and a Related Party Transactions Policy that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee during 2009 were: Mr. Angelo, Mr. Taubman, Ms. Taylor (effective May 2009) and Mr. Stewart (until May 2009). None of the members of the Compensation Committee during 2009 had any of the relationships requiring disclosure under this caption nor did any Company executive officer have any of the relationships requiring disclosure under this caption.

Director Independence and Governance Guidelines

Generally. NYSE corporate governance rules require, among other things, that the Board of Directors determine that a majority of a company’s directors are “independent” under those rules. To determine whether a particular director is independent, the Board has examined the various relationships of each director to the Company as required by NYSE rules.

Categorical Standards. As permitted by these rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent:

1. The director has received, or an immediate family member has received, during any twelve month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2. The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less that $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3. The Company has made a contribution to a tax exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4. During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person, and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5. During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

For purposes of the foregoing standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions in these standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated will not be deemed to be “immediate family members.”

Board Independence Determinations. Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board of Directors has determined that all directors and director nominees other than the Duke of Devonshire and Messrs. Ruprecht and Woodhead meet these categorical standards and are independent under NYSE rules. While for 2009 the Duke of Devonshire’s annual consulting fee was less than $120,000, the NYSE threshold for disqualification from being deemed independent, this NYSE standard also requires that his fee be below that amount for each of the three preceding years. As this was not the case for 2008 and 2007, the Board is not permitted under NYSE standards to find the Duke of Devonshire to be independent. Messrs. Ruprecht and Woodhead are not independent as they are executive officers of the Company.

The Board of Directors has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under NYSE rules.

Corporate Governance Guidelines

As required by NYSE rules, the Company has adopted Corporate Governance Guidelines concerning board sessions without management, director education and other matters.

Ethical Conduct

For many years, the Company has had compliance policies applicable to all employees. These cover such issues as ethical conduct, conflicts of interest and related party transactions, maintenance of confidentiality of Company and client information and compliance with laws, including specific policies regarding observing export/import, money laundering, data protection and antitrust laws. The Company has an international Compliance Department led by a Worldwide Director of Compliance with responsibility for regularly providing Compliance Policy training to all relevant employees, auditing compliance with the Compliance Policies and assisting the Company and its employees in interpreting and enforcing the Compliance Policies. To comply with NYSE rules regarding ethical conduct, the Company has incorporated many of these policies in its Code of Business Conduct and Ethics (the “Code”), which is applicable to the Company’s directors, officers and employees.

A copy of the Code is available on the Company’s website, www.sothebys.com.

With respect to any amendment or waiver affecting or granted to its Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain other senior financial officers, the Company has chosen to post those amendments and waivers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2009.

In addition, the Board has adopted a Related Party Transactions Policy to provide a more focused procedure for evaluating potential and existing Company transactions with affiliates such as directors and executive officers. See “Certain Relationships and Related Transactions-Related Party Transactions Policy” below.

Procedures for Director Nominations by Shareholders

A shareholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s By-Laws, which requires information regarding the recommending shareholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2011 Annual Meeting of Shareholders, the

Secretary must receive the required submission no earlier than February 4, 2011 and no later than March 7, 2011. These time periods are subject to modification if the 2011 annual meeting occurs more than 30 days before or more than 60 days after May 6, 2011 as provided in Section 1.l3 of the Company’s By-Laws.

Availability of Corporate Governance Documents

Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines, and Code of Business Conduct and Ethics are available on the Company’s website, www.sothebys.com. In addition, shareholders may obtain a copy of any of these documents by writing to the Company’s Investor Relations Department at 1334 York Avenue, New York, New York 10021.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the Chairman of the Board and the non-management directors, individually or as a group, by sending written communication to the directors c/o the Company’s Worldwide General Counsel, 1334 York Avenue, New York, New York 10021. All such communications will be reviewed by the Worldwide General Counsel, or his designee, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are solicitations or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Worldwide General Counsel or his designee. The Worldwide General Counsel shall maintain copies of all such communications received and forwarded to the Board of Directors and shall report to the Board on the number and nature of communications not forwarded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of March 11, 2010, the most recent practicable date for the calculation of the ownership table, which is also the record date, by:

•	Each director and director nominee of the Company

•	Each Named Executive Officer of the Company

•	All executive officers and directors of the Company as a group

•	Each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

In preparing the table, the Company has relied upon information supplied by such persons and upon information contained in SEC filings.

Under applicable rules of the Securities Exchange Act of 1934 (the “Exchange Act”), a person beneficially owns shares of common stock if that person directly or indirectly has or shares voting power or investment power with respect to those shares. Except as indicated in the footnotes to the table, the individuals and entities named in the table have sole voting and investment, or transfer, power with respect to all shares of common stock that they own beneficially.

Under applicable Exchange Act rules, a person also beneficially owns shares that the person has the right to acquire within sixty (60) days. For example, if an individual owns options to acquire 1,000 shares of common stock and those options are or would be exercisable on or before May 11, 2010, that individual is the beneficial owner of 1,000 shares of common stock as of March 11, 2010, the record date.

The Company grants stock options to its NEOs and other participants under its 1997 Stock Option Plan (as amended, the “Stock Option Plan”).

Each recipient of unvested shares of common stock (“Restricted Stock”) that are issued to NEOs and other participants under the Company’s Amended and Restated Restricted Stock Unit Plan (the

“Restricted Stock Unit Plan”), has the right to vote those shares but not to transfer them. Because of this voting power, the recipient is deemed to beneficially own the unvested Restricted Stock.

The Company also grants Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) to its Named Executive Officers and other participants in the Restricted Stock Unit Plan. Each RSU or PSU represents a right toreceive one share of common stock upon the lapse of a restriction, which includes continued employment over a period of time and, in the case of PSUs, also includes performance vesting criteria. Unlike shares of Restricted Stock, RSUs and PSUs do not carry voting rights with respect to the shares of common stock that may be received. However, like Restricted Stock, RSUs and PSUs may not be transferred. Because the owner of an RSU or PSU does not have voting or transfer power, the owner is not considered to beneficially own the share of common stock underlying an RSU or a PSU. For this reason, the beneficial ownership table below does not list an individual’s ownership of RSUs or PSUs.

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
John M. Angelo.	407,486	(1)	*
Angelo, Gordon & Co 245 Park Avenue New York, NY 10167
Advisory Research, LLC	4,772,497		7.07%
180 N. Stetson Street Suite 500 Chicago, IL 60601
Michael Blakenham	31,338	(2)	*
1 St. Leonard’s Studios Smith Street London SW3 4EN England
Kevin Ching	53,773	(3)	*
Sotheby’s Suite 3101-6 One Pacific Place 88 Queensway Hong Kong
Duke of Devonshire	42,038	(4)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England
FMR, LLC	3,439,673		5.1%
82 Devonshire Street Boston, MA 02109
James Murdoch	0		*
News Corporation 1 Virginia Street London E98 1EX England
Allen Questrom	11,619	(5)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Royce & Associates, LLC	3,519,866		5.2%
745 Park Avenue New York, NY 10151
William F. Ruprecht	560,095	(6)	1.14%
Sotheby’s 1334 York Avenue New York, New York 10021

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
William S. Sheridan	36,504	(7)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Michael I. Sovern	18,673		*
Sotheby’s 1334 York Avenue New York, New York 10021
Donald M. Stewart	16,784	(8)	*
The Harris School of Public Policy The University of Chicago 1155 East 60th Street, Room 150 Chicago, Illinois 60637
Robert S. Taubman	37,819	(9)	*
200 East Long Lake Road Bloomfield Hills, Michigan 48304
Diana L. Taylor	8,486	(10)	*
Wolfensohn & Co. 1350 Avenue of the Americas, 29th Floor New York, New York 10019
Bruno Vinciguerra	21,081	(11)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Dennis M. Weibling	33,638	(12)	*
Rally Capital, LLC 2365 Carillon Point Kirkland, Washington 98033
Mitchell Zuckerman	10,877	(13)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Directors and Executive Officers as a Group	2,163,569	(14)	3.19%

*	Represents less than 1%.

(1)

Consists of 375,000 shares of common stock owned by Mr. Angelo as well as 7,273 deferred stock units (“Deferred Stock Units”) and 212.90 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to the Deferred Stock Units owned by him; and 25,000 shares of common stock owned by his wife.

(2)

Consists of 3,305 shares of common stock owned by Lord Blakenham as well as 26,257 Deferred Stock Units and 1,776.18 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(3)	Consists of 39,162 shares of common stock owned by Mr. Ching and 14,611 shares of unvested Restricted Stock.

(4)

Consists of 14,005 shares of common stock owned by the Duke of Devonshire as well as 26,257 Deferred Stock Units and 1,776.18 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(5)	Consists of 11,102 Deferred Stock Units and 517.30 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Questrom.

(6)

Consists of 247,944 shares of common stock owned by Mr. Ruprecht, 189,651 shares of unvested Restricted Stock, and 122,500 shares of common stock that he has the right to acquire upon exercising options (“Option Stock”).

(7)	Consists of 25,000 shares of common stock owned by Mr. Sheridan and 11,504 shares of unvested Restricted Stock.

(8)	Consists of 1,000 shares of common stock owned by Mr. Stewart as well as 14,957 Deferred Stock Units and 826.71 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(9)

Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 21,172 Deferred Stock Units and 1,325.53 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him; 1,500 shares of common stock for which Mr. Taubman is the custodian for the benefit of his three minor children; and 1,000 shares of common stock, which his wife owns.

(10)	Consists of 1,000 shares of common stock owned by Ms. Taylor as well as 7,273 Deferred Stock Units and 212.90 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by her.

(11)	Consists of 12,568 shares of common stock owned by Mr. Vinciguerra and 8,513 shares of unvested Restricted Stock.

(12)

Consists of 8,340 Deferred Stock Units and 297.82 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling as well as 15,000 shares held in an IRA and 10,000 shares of common stock owned by Eagles Wings LLC, which are pledged in connection with margin account agreements and over which Mr. Weibling has sole voting and dispositive power as managing member.

(13)	Consists of 5,965 shares of common stock owned by Mr. Zuckerman and 4,912 shares of unvested Restricted Stock.

(14)	See above notes.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s executive officers or NEOs (consisting of the Company’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and its three other most highly compensated executive officers).

The Company’s current NEOs are:

William F. Ruprecht	—	President & Chief Executive Officer (“CEO”)
William S. Sheridan	—	Executive Vice President & Chief Financial Officer (“CFO”)
Bruno Vinciguerra	—	Executive Vice President & Chief Operating Officer (“COO”)
Kevin Ching	—	Chief Executive Officer, Asia
Mitchell Zuckerman	—	Chairman, Sotheby’s Financial Services

This CD&A is organized into the following sections:

•	2009 Business Context

•	Objectives Relating to NEO Compensation

•	Elements of NEO Compensation and the Decision-Making Process

•	Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

2009 Business Context

The significant problems in the world economy that occurred during 2008 continue to be an important backdrop to understanding NEO incentive compensation at Sotheby’s with respect to 2009. Beginning in late 2008 and continuing through 2009, the Company reacted quickly to the sustained economic downturn by implementing a comprehensive cost reduction program, the following measures of which directly affected NEO pay:

•	Base salary reductions (as detailed in the Base Salary section below)

•	Reduction in the U.S. 401(k) Company matching contribution (described in the Retirement Benefits Compensation section below)

•

One week of unpaid furlough (two weeks in the case of Mr. Ching as he does not participate in the U.S. 401(k) plan and accordingly was not subject to the reduction in retirement benefit contributions mentioned above).

The totality of these actions resulted in a reduction of 11% - 15% of each NEO’s 2009 base compensation compared to 2008.

As explained in more detail below, the Compensation Committee concluded that these actions served to more closely align senior management compensation with diminished shareholder returns during a period of widespread economic challenge. Despite the severe downturn in the international art market throughout much of 2009, these cost-reduction measures - along with the sustained high performance of senior executives and the efforts of the entire staff - were instrumental in the Company’s substantially improved financial performance during the fourth quarter. Management is very encouraged by the level of auction sales activity in the fourth quarter of 2009 and in early 2010. With the international art market showing signs of recovery, improved Company revenue margins, and a significantly reduced cost base, management believes that Sotheby’s is well positioned to improve upon its financial results in 2010. At the same time, management remains mindful of the prevailing level of global economic uncertainty and the potential for continued art market volatility.

Objectives Relating to NEO Compensation

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and longer-term incentive equity awards), retirement benefits, and certain other benefits as outlined below. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique global business of fine art auctioneer, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company shareholders. It is the intent of the Compensation Committee of the Board of Directors (Committee) to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking See discussion under Corporate Governance; Board Committees; Compensation Committee—Compensation Policies and Programs Risk, above.

The Committee identified the following key objectives for the NEO compensation program for 2009, which are substantially the same as those that were applicable in 2008:

•	Market-Based Pay

Generally speaking, the Committee believes that NEO compensation should be consistent with pay practices at comparable companies, in order to attract and retain top management talent. However, this approach is relatively difficult for Sotheby’s. Sotheby’s is a unique public company with no directly comparable peers. Although some level of comparison to other companies is helpful, recognizing the unique nature of Sotheby’s business is also essential. As a result, the Committee considers pay practices and awards at other public companies as an imprecise, but still helpful, “market check”, without relying on these data points as formal benchmarks. Consequently, a review of market pay and practices is performed from time to time on a case-by-case basis, as the Committee deems necessary (for more detail see Pay Practices section below).

•	Pay Variable with Performance

NEOs should have an incentive to exceed annual individual and company performance goals, but also be motivated to work for the long-term success of the business. To this end, Sotheby’s has increased its emphasis on variable pay for both the near and the longer-term, basing a greater proportion of total compensation on the achievement of individual and company results both annually and over the longer term.

In 2007, the Committee retained the independent compensation consultant Semler Brossy Consulting Group, LLC (Semler), to design a contemporary incentive program for the executive population of the company, incorporating both short-term and long-term incentives, that emphasizes variable pay. The measures developed to fund and deliver performance-based pay apply to NEOs as well as the broader executive population.

In 2008, based on Semler’s recommendation, the Committee increased its focus on individual performance relative to Company-wide results for individual incentive award determination and then, in early 2010, further increased its emphasis on variable pay for performance by creating a new performance- based equity compensation program. The equity program (including awards with respect to 2009 performance) shifted from awards of service vesting restricted stock units (RSUs) to performance-based equity awards in the form of performance share units (PSUs). PSUs require achievement of both performance and service criteria for vesting.

By increasing variable pay as a percentage of total compensation, Sotheby’s can better align executive compensation with value delivered to its shareholders. This design limits fixed costs and also results in higher pay occurring in periods when merited by improved performance, contributing to fiscal stability for the Company. This approach is especially important because of the cyclical nature of the global art market.

•	Alignment of Executives and Shareholders

Sotheby’s shift from service-vested restricted stock units (RSUs) to performance-based equity awards (PSUs) strengthens the alignment of interests between executives and shareholders, as does the occasional award of stock options to very senior executives.

•	Retentive Features of Incentive Pay Programs

Sotheby’s incentive programs promote retention of high performing executives. A mix of compensation opportunities that includes performance-related short and long term incentives tied to measurable results is important to motivate, reward and retain executive talent. In addition, the specialized nature of Sotheby’s business and the challenge of attracting appropriate executives with the requisite skills increase the importance of retention.

•	Affordability of Compensation

The Committee has worked with Semler to identify the most appropriate financial metrics to ensure that total compensation does not exceed what the Company can reasonably afford. Sotheby’s regularly measures its total compensation for all employees against a variety of financial metrics, including Company revenues, net income, and earnings before interest, taxes, depreciation and amortization (“EBITDA”). These metrics are used to determine the size of the annual incentive compensation pool. (For a discussion of how the Company calculates EBITDA, see “Supplemental Financial Information” at the end of this Proxy Statement.)

The above objectives are not necessarily weighted equally, although the Committee has increasingly emphasized pay-for-performance as a guiding principle. Individual awards are determined through a review of individual performance against the entirety of these objectives, as discussed under Individual NEO Performance Assessments and Incentive Compensation Awards below. The Committee continues to review its philosophy and believes it is important for this philosophy to evolve as a part of good governance practice to reflect the development of the Company’s business over time.

Elements of NEO Compensation and the Decision-Making Process

Sotheby’s compensation package for NEOs consists of six basic elements outlined in the following table. These elements are based on our compensation objectives described in the previous section, but each has its own purpose. Many of the programs in which the NEOs participate are also open to a broader leadership-level group or to the full employee population.

Element	Purpose	Description
Base Salary	Provide base-line compensation reflecting job responsibilities and experience	Fixed portion of total pay

Element	Purpose	Description
Annual Performance-Based Bonus	Reward individual performance and create alignment with business strategy and operating performance	Cash award
Long-Term Incentives	Drive long-term strategic focus and provide opportunities for ownership and financial rewards to promote decision making consistent with the goals of the Company and shareholders	PSUs and Stock Options with 4 year vesting (RSU awards were made in early 2009 but were with respect to 2008 performance)
Broad-Based Benefits	Offer health program and other coverage to support well-being and healthy lifestyles	Contribution to medical, dental and vision coverage; life, short-term and long-term disability and accident insurance; paid vacation
Retirement Benefits	Support retirement savings	Company contributions to applicable U.S. 401(k) plan, Hong Kong Provident Scheme and supplemental U.S. Deferred Compensation plan
Perquisites	Provide comprehensive and competitive pay packages	Payments for car allowances; club membership dues; financial planning services; and executive life insurance premiums

Mix of Compensation Elements

The Committee works with management to create an effective mix of compensation elements and potential outcomes for the NEOs. The primary focus of the compensation mix is based on our pay-for-performance philosophy, key objectives for compensation and the following characteristics of each compensation element:

•

Fixed vs. Variable Compensation: 80% of the value of the CEO’s targeted compensation package, and approximately 50% of the targeted compensation package for the other NEOs, is weighted toward performance and compensation that is earned when our executives or the Company are successful in ways that also support shareholder interests. Targeted compensation consists of each NEO’s base salary, annual incentive cash target and long-term equity incentive target.

•	Short vs. Long-Term Focus: compensation elements for the NEOs focus on the objectives in our strategic plan and create a balance between more immediate and longer-term goals.

•

Cash vs. Non-Cash: the forms of payment to our NEOs vary by type of compensation and are intended to create a well balanced overall compensation package with a mixture of cash, equity and other benefits.

The following table summarizes how each compensation element delivers on the characteristics outlined above. While we do not establish targeted ratios for each characteristic, we do monitor the balance between them on a regular basis.

Element	Fixed vs. Variable Compensation	Short- vs. Long- Term Focus	Cash vs. Non-Cash
Base Salary	Fixed: increases are based on level of responsibility, experience and individual performance	Short-term	Cash

Element	Fixed vs. Variable Compensation	Short- vs. Long- Term Focus	Cash vs. Non-Cash
Annual Performance- Based Bonus	Variable: bonus payments can vary widely from year to year based on Company and individual performance	Short-Term	Cash
Long-Term Incentives	Variable: value of PSUs, RSUs and Stock Options can vary widely based on Company and stock price performance	Long-Term	Non-Cash
Broad-Based Benefits	Fixed: benefits provide a value that can increase based on usage	Short-Term and Long-Term	Cash and Non-Cash
Retirement Benefits

Variable: some variation in value based on Company performance (profit sharing) and individual performance (annual performance-based bonus matching contribution for broad-based U.S. 401(k) plan and top-hat U.S. Deferred Compensation plan and Hong Kong Provident Fund Scheme.)

		Long-Term	Cash
Perquisites	Fixed	Short-Term	Cash and Non-Cash

Base Salary

Each NEO receives a base salary to provide predictable income to the executive. The Committee sets NEO base salaries based on levels of responsibility and historical individual performance as well as expected future potential, all of which have subjective aspects, as well as market data for similar positions (for more detail see Pay Practices section below).

The annual base salary for William F. Ruprecht, Sotheby’s CEO, is set through early-2011 under his 2006 employment arrangement; however, at Mr. Ruprecht’s request, an amendment was made to Mr. Ruprecht’s employment agreement effective April 1, 2009 to reduce his base salary by $100,000 in support of the Company’s cost reduction program initiated in late 2008.

The remaining NEO’s, Messrs. Sheridan, Vinciguerra, Ching, and Zuckerman (each of whom has a severance agreement with the Company permitting the executive to terminate employment in the event of a material diminution of pay), and other senior executives also agreed to voluntary annual base salary reductions effective May 1, 2009 by amending their agreements, accordingly (see Employment Agreements and Change in Control Payments section below). The following table shows the NEO salary reductions:

2009 NEO Salary Reductions

NEO	Annualized Base Salary		2009 Partial Year Impact of Salary Reduction
	2008	2009
William F. Ruprecht	$700,000	$600,000	$86,538
Kevin Ching	$645,020	$580,518	$54,165
William S. Sheridan	$600,000	$540,000	$50,385
Bruno Vinciguerra	$550,000	$495,000	$46,186
Mitchell Zuckerman	$535,000	$481,500	$44,926

The NEO salary reductions were initially intended to be reviewed after a twelve month period; however, the Committee decided that due to positive results in the fourth quarter of 2009 and an encouraging start to 2010, it was appropriate to reinstate the NEOs salaries after a ten month reduction.

Accordingly, Mr. Ruprecht’s full salary was reinstated on February 1, 2010 and Messrs. Ching, Sheridan, Vinciguerra and Zuckerman’s full salaries were reinstated on March 1, 2010.

For further discussion of NEO employment arrangement amendments, see “Employment Agreements and Change in Control Payments” below.

Annual Incentive Compensation Program

In 2008, the Committee implemented a new annual incentive program (Incentive Program) to better align Company performance and individual contributions.

The Incentive Program provides the Committee with a quantitative framework for establishing the annual incentive compensation pool to fund cash bonuses and equity awards to NEOs and to all other employees at year-end. The ultimate size of the incentive compensation pool falls within a pre-established percentage range of the Company’s EBITDA. Annually the Committee uses its subjective judgment to determine where within the range to establish the actual pool by considering various qualitative factors, such as how well management drove and optimized results in the overall market and economic environment during the year, as well as achievement of specific elements of the Company’s confidential multi-year strategic and operating plans. The incentive pool may be further adjusted by the Committee, upward or downward within a pre-determined percentage range, based on a number of additional qualitative factors, such as leadership in furthering the mandate to develop a more client-focused culture, consistent with the Company’s strategic focus. The Committee then reviews the overall Company compensation-to-revenue ratio against a range previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year.

Sotheby’s does not disclose the specific details of the EBITDA and compensation-to-revenue measures. The Committee believes that such disclosure would result in significant competitive harm to the Company. While Sotheby’s competes with many dealers and auctioneers worldwide, it fiercely competes daily for clients and for global market share with only one principal international competitor, Christie’s. This competition extends to recruitment of the art specialists, client relationship managers and other executives who form the backbone of our business. Our principal competitor is a private company and is not subject to public company disclosure obligations.

Further, Sotheby’s does not provide specific guidance to investors regarding earnings, EBITDA or revenues. Providing detail regarding the percentage of EBITDA allocated to the annual incentive compensation pool, the subjective factors used by the Compensation Committee to adjust the size of the pool, or the compensation-to-revenue measure, would provide our principal competitor and others with valuable information about our business strategy, even when provided on an historical basis, as past results are predictive of the future. For example, this detail would enable our competitor to understand how we allocate resources to compensation versus other corporate purposes. It could provide valuable insight into our strategic plan and tactical competitive actions. It might also enable our principal competitor to design compensation programs that might entice our executives to leave for what are perceived to be more lucrative pay opportunities.

A degree of difficulty assessment is inapplicable to establishment of the EBITDA allocation range, as there is no achievement associated with the mere existence of this range. At the Committee’s discretion, the pool available for incentive compensation is a percentage of whatever EBITDA the Company achieves in a given year. Where that percentage lies within the pre-established range is based on the qualitative and subjective criteria discussed above, as determined by the Committee. To the extent that the Committee considers specific elements of the Company’s strategic and operating plans, it does so qualitatively rather than quantitatively. Similarly, the revenue to compensation measure is not an achievement as such, but rather serves to assist the Committee in determining whether the level of incentive compensation is appropriate. It is possible to assess the degree of difficulty in respect to individual NEO target achievement, as discussed under the Individual NEO Performance Assessments and Degree of Difficulty of 2010 Performance Targets sections below.

Establishment of NEO Goals

Under the Incentive Program, NEOs have individual cash and equity target bonus opportunities set at the beginning of the year. However, the actual awards received, if any, are subjectively determined by the Committee at its discretion (as described below in the Individual NEO Performance Assessment and Incentive Compensation section) rather than by a specific formula tied to achievement of the target amounts. At the beginning of each year, NEOs participate in establishing personal financial and non- financial goals for the upcoming year; goals for Messrs. Sheridan, Vinciguerra, and Zuckerman are agreed with and approved by the CEO, who is their direct supervisor; goals for Mr. Ching are agreed with his supervisor, Mr. Vinciguerra, the COO, and are approved by the CEO. The CEO’s goals are approved by the Committee. As discussed above, disclosure of these goals—whether for prior or future periods—would reveal key aspects of the Company’s internal strategic business plan and thereby cause serious competitive harm to the Company.

NEOs may establish goals in categories relating to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff. In 2009, individual goals for Messrs. Ruprecht, Vinciguerra and Ching included specific confidential financial targets. For all of the NEOs, individual goals included other non-financial objectives relating to the categories referenced above that, if disclosed, would also be competitively harmful to the Company.

Achievement of the objectives and initiatives outlined in Sotheby’s annual operating plan is itself a performance goal that is shared collectively by all members of senior management. It is not, however, used as a formulaic measure in determining individual NEO pay. Operating plan objectives consist of goals related to auction sales turnover, revenue margins, cost containment and profitability growth.

Individual NEO Performance Assessments—Annual Incentive Cash and Equity Awards under the Incentive Program

At year end, the NEO’s supervisor and the CEO assess whether the agreed goals have been achieved, along with the NEO’s additional accomplishments and contributions in addressing unanticipated challenges and opportunities throughout the year. For the CEO, the Committee performs this assessment.

The CEO and Executive Vice President of Human Resources prepare a written report concerning each NEO’s performance and recommended incentive awards, which is submitted to the Committee for review. These reports also include confidential assessments of each NEO’s performance against the Company’s confidential multi-year strategic initiatives.

The Committee discusses each NEO’s performance, asking questions of the CEO and Executive Vice President of Human Resources when necessary. Along with overall Company financial performance, the Committee uses the NEO performance reviews to guide its determination of individual NEO incentive compensation awards.

For the CEO, the Committee continued with the review process established in 2008, which entailed structured interviews of senior Company executives by members of the Board of Directors. In addition, Mr. Ruprecht provided his annual performance self assessment to the Committee, which also assisted the Committee in evaluating his performance.

In determining the incentive compensation for each NEO, the Committee considers financial, operational, strategic, and individual performance, amongst other factors, with the Committee ultimately using its subjective judgment to determine the amount of the award, if any. The amount and type of incentive compensation paid to each NEO is not derived formulaically.

As a result of the Company’s diminished profitability in 2009, the incentive compensation bonus pool was substantially reduced. The NEOs, however, met many of their 2009 individual goals relating to improving margins and reducing costs as well as improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff, some of which are summarized below in the discussion of the elements of individual performance considered by the Compensation Committee in making awards to each NEO:

William F. Ruprecht

Charted and led the Company’s response to a global economic crisis which resulted in $160 million in cost reductions and a 37% auction commission margin improvement. Implemented a cost reduction program which required staff reductions in multiple international locations, the consolidation and reorganization of various functions, and a redesign of certain marketing tools and business development processes. These cost reduction and margin improvement achievements leave the Company well positioned to capitalize on an economic upturn and art market rebound as it occurs. Additionally, Mr. Ruprecht made substantial achievements with respect to his individual non-financial performance goals such as key client initiatives relating to communication, loyalty and service.

Mr. Ruprecht recommended to the Committee that he forego a cash bonus for 2009 in acknowledgment of the difficult environment facing the Company (he also requested and received no cash bonus in 2008). Mr. Ruprecht also requested that he receive his contractually provided RSU award in the form of PSU’s to be consistent with all other NEO and senior executive equity award types relating to 2009 performance. The Committee accepted these recommendations and in recognition of Mr. Ruprecht’s significant contributions in 2009, as well as his willingness to replace a contractual stock award conditioned solely on his continued service (RSUs) with an award that requires sustained company performance for vesting to occur (PSUs), the Committee approved a $2.2 million PSU award. In order to make this type of award, an amendment was required to Mr. Ruprecht’s employment agreement which had stipulated that Mr. Ruprecht receive an annual award of service vested restricted stock valued between $1.4 - $2.2 million. This amendment was signed as of February 9, 2010.

William S. Sheridan

Led efforts to restructure the Company’s balance sheet and secured a new three-year credit agreement in an especially challenging environment. Improved various internal processes and significantly reduced past due client receivables as compared to 2008 levels. Also, restructured the international tax department, lowering its cost and increasing its capabilities.

Bruno Vinciguerra

The operating driver of the Company’s cost savings and revenue margin management in 2009. Developed measurements relating to client initiatives and provided crucial leadership by enhancing structure and process in various areas of the business.

Kevin Ching

Delivered impressive Asian results through considerable reductions in operating expenses and effective management of revenue margins. Also, made good progress in executing various confidential strategic initiatives relating to China.

Mitchell Zuckerman

Led major deal negotiations in North America and Europe as well as successful efforts to collect receivables in a difficult economic climate. Mentored the new Managing Director of Sotheby’s Financial Services.

To recognize the considerable achievements outlined above, which reflect the overall strong leadership and guidance of the Company’s senior management team in a difficult operating environment, the Committee made the cash and equity awards to the NEOs detailed in the 2009-Related Incentive Compensation Paid in 2010 table (Please note: the equity awards granted in 2009 detailed in the Summary Compensation Table below are in respect to 2008 performance. The equity and cash awards in respect to 2009 performance are included in the 2009-Related Incentive Compensation Paid in 2010 table).

Each NEO, as well as certain other executive officers and senior staff received a performance share unit (PSU) grant in early 2010 with respect to 2009 performance. Awards of PSUs were the only equity component for Messrs. Ruprecht, Ching and Zuckerman. PSUs were a significant equity component for

Messrs. Sheridan and Vinciguerra, who also received stock option awards. Because PSU awards require achievement of both service and performance thresholds for vesting and because their ultimate value is tied to Sotheby’s stock price, the Committee believes these are an appropriate form of long term incentive compensation. (For more detail regarding the PSU program please see the Performance Shares section below.)

Degree of Difficulty of 2010 Performance Targets

Historically, NEO cash incentive awards have ranged from 130% to 260% of individual NEO targets in 2005 through 2007, compared to 0% to 51% of targets in 2008 and 2009. Whether an NEO is likely to meet his individual financial and non-financial performance targets for 2010 is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. And, as stated earlier, the actual awards received, if any, are subjectively determined by the Committee rather than by a specific formula tied to the target amounts. The Committee believes that each NEO will be required to fulfill substantially challenging individual performance goals for 2010 to receive 100% of his target incentive compensation. These goals will require actions on the part of each NEO that will exceed the fulfillment of routine day-to-day job responsibilities, including management of Company-wide revenue, margin and cost containment targets. In the Committee’s view, these goals may be especially challenging to achieve in the current operating climate.

As discussed in the Annual Incentive Compensation Program section above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

NEO Incentive Compensation and Section 162(m)

Under the Incentive Program, cash bonuses for the CEO and cash bonuses and equity awards for other NEOs and other executive officers may be made under the Company’s Executive Bonus Plan, which serves as the Company’s Internal Revenue Code Section 162(m) plan (the “162(m) plan”) in order to set an objective threshold for eligibility to receive incentive compensation which qualifies for deductibility under Section 162(m) of the Internal Revenue Code. This tax law provision permits a company to deduct compensation exceeding $1 million for an NEO only to the extent that compensation is performance- based.

The sole purpose of the 162(m) plan threshold is to determine what NEO compensation is eligible for tax deduction by the Company. It is not relevant to determining the size and type of awards. The determination of the size and type of awards is based upon the size of the annual incentive compensation pool and the achievement of personal financial and non-financial goals and other aspects of job performance as described above.

For a more detailed description relating to 162(m) deductibility of NEO Compensation, please see the Tax Treatment of NEO Compensation section below.

Long-Term Incentives

New Performance Share Units (PSUs)

As discussed above, Sotheby’s faced significant economic challenges during 2009 and anticipated that the challenging environment would likely continue in 2010. This consideration led the Committee in early 2009 to ask Semler to assist in developing a new performance-based equity program. The Committee adopted a PSU program which acknowledges the cyclical nature of the art market and whereby expense coincides with affordability, as historically, Sotheby’s financial results tend to vary considerable from period to period. The PSU program emphasizes the alignment of financial interests of NEOs and other senior staff with the promotion of sustained shareholder value and achieves a more effective balance with the shorter-term cash incentive component of the annual Incentive Program. The PSU program is structured as follows:

•

Awards will vest based upon the level of achievement of a pre-tax earnings target (Target) over a four year vesting period (i.e. units vest on the 1st, 2nd, 3rd and 4th anniversary from the date of grant).

•

The Committee will set the Target at the time of grant with reference to the Company’s confidential operating plan. This same Target will be used to determine how many units vest annually over the four year performance period.

•	Vesting can occur at three levels of Target achievement for each vesting year:

•	100% vesting if the Target is achieved or exceeded

•	75% vesting if 2/3 of the Target is achieved

•	50% vesting if 1/3 of the Target is achieved

•	In recognition of the historically high levels of art market volatility, the program includes “roll-over” / “catch-up” features for both units and pre-tax earnings:

Units

•

If the Target is not fully achieved on a particular vesting date, unvested PSUs may still vest if the Target is exceeded on a future vesting date. A portion of unvested PSUs remaining at the end of the four year vesting period may also vest, depending on the level of achievement of the cumulative four year Target.

Pre-Tax Earnings

•	To the extent the Target is exceeded for a particular vesting date, the amount of excess pre-tax earnings will be credited towards Target achievement for future vesting dates.

Sotheby’s does not provide specific guidance to investors regarding earnings or pre-tax earnings. The 2010 Target is linked directly to the Company’s non-public strategic and operating plan and as such constitutes highly sensitive, confidential business information, the disclosure of which the Committee believes would result in serious competitive harm to the Company, particularly in the hands of its principal global competitor. Specifically, disclosure of the Target would provide our principal competitor with valuable insight into our revenue and margin expectations, and might allow it to gauge the Company’s willingness to compete for highly contested consignments. Even on a retrospective basis, disclosure of the Target could be competitively harmful, as past results are predictive of the future. The Company expects to issue Performance Share Units in subsequent years with different Targets based on its expectations of future performance at that time. Knowledge of the Target established over a number of years could assist our competitor in identifying patterns in the Company’s revenue and margin planning versus reported revenues and margins and provide insight into how the Company reacts to changes in market circumstances.

As the Target is established with reference to the Company’s confidential operating plan, as approved by the Board of Directors, it is the Committee’s view that achievement of the Target will be challenging because it will require significant financial improvement over 2009 Company performance.

In 2010, the vast majority of equity awards, and all such awards to NEO’s under the Restricted Stock Unit Plan were made in the form of PSUs instead of RSUs. For the foreseeable future, the Company intends to make all future equity awards in the form of PSUs, so that the Company will ultimately incur expense only in relation to achievement of the performance target, i.e., expense will coincide with affordability. (All individual NEO equity awards with respect to 2009 are detailed in the 2009-Related Incentive Compensation Paid in 2010 table below).

2006 Performance Shares

In 2006, the Company developed and awarded Messrs. Ruprecht, Sheridan and certain other non-NEO executives, Performance Shares, which are restricted stock shares that vest only upon the achievement of predetermined cumulative three and five year company financial or market performance criteria established by the Committee. Due to a difference in timing of establishing employment arrangements, Mr. Ruprecht’s performance period with respect to his award was established six months earlier than that for Mr. Sheridan and the other non-NEO executives. Sotheby’s achieved the three year company financial performance criteria resulting in the subsequent vesting of 60% (180,000) of Mr. Ruprecht’s restricted stock shares. However, due to this timing difference, Sotheby’s did not satisfy Mr. Sheridan and the other executives’ three year performance criteria for either company financial or market performance and it appeared that the cumulative five year performance criteria required for the restricted stock shares to vest would not be achieved (for details of the performance vesting criteria see below).

In light of the unlikely vesting of the 2006 Performance Shares, the Committee viewed these awards as no longer providing sufficient retention and motivation for Mr. Sheridan and the other non-NEO executives. To introduce additional years of retention incentives and provide continued motivation in the short and long term, the Committee asked Semler and engaged Frederic W. Cook & Company (Cook) to explore possible equity alternatives. After extensive discussions with Semler and consideration of the research performed by Cook, the Committee proposed an exchange of Mr. Sheridan and the other executives’ Performance Shares for awards of the new PSUs with the following stipulations:

•

The replacement PSU award not exceed 80% of the number of Performance Shares previously awarded in 2006 to acknowledge that neither the financial nor market performance criteria of the 2006 award were achieved.

•

The PSU award vest over an additional 4 year period subject to the satisfaction of the financial performance criteria established at the time of grant (as described under New Performance Share Units section above).

On February 9, 2010, the Committee cancelled Mr. Sheridan’s 2006 Performance Share award and granted a new PSU award as detailed below:

	2006 Performance Share Award	2010 PSU Replacement	2010 PSU Replacement % of 2006 Award
William S. Sheridan	53,681	40,000	75%

The incremental cost of the exchange of Mr. Sheridan and the other executives’ Performance Shares for awards of the new PSUs is not material to the Company.

Performance vesting criteria for the 2006 awards

Grant Date Anniversary	Performance Criteria	% of Award Vesting if criteria are met
3rd	7.2% compound annual growth rate in Sotheby’s common stock price (plus dividends) for the preceding three years	60%
	OR
	10% cumulative compound annual growth rate of Sotheby’s net income for the preceding three years	40%
5th	7.2% compound annual growth rate in Sotheby’s common stock price (plus dividends) for the preceding five years	(3rd anniversary vesting occurred)
	OR	OR
	10% cumulative compound annual growth rate of Sotheby’s net income for the preceding five years	100% (no vesting on 3rd anniversary)

Stock Options

The Company continues to maintain the Stock Option Plan. In recent years, the Company had not awarded stock options to NEOs or any other employees. However, in 2010, the Committee granted nearly all of the remaining stock options available for issuance under the plan to Messrs. Vinciguerra and Sheridan and other senior staff, to further align their incentive opportunities with shareholder interests and to strengthen retention of these executives. These awards were made in consideration of these executives’ achievements in 2009 (see Individual NEO Assessment section above) and potential future contributions to the Company. The Company does not presently intend to replenish the stock option reserve.

Restricted Stock and Restricted Stock Units

The Company retains the authority to make awards of restricted stock shares or restricted stock units under the Sotheby’s Restricted Stock Unit Plan (amended and restated effective as of February 1, 2009). However, in early 2010, the Committee determined that RSUs did not most effectively align equity expense with performance. As a result, the Committee shifted its equity compensation strategy towards the issuance of PSUs (described above), as the Company will ultimately incur expense only if the performance criteria is achieved, i.e., expense will coincide with affordability. The Committee believes that PSU’s will better align the financial interests of the NEOs and other senior executives with the promotion of sustained shareholder value.

Timing of Equity Award Grants

The equity awards made by the Committee to NEOs in early 2010 with respect to 2009 consisted of performance share units and stock options. Under the new Incentive Program, equity awards are granted during the first quarter following the year for which the relevant performance period has been completed.

Broad-Based Benefits

The NEOs are eligible to participate in the health and welfare benefits generally made available by the Company to its regular full-time employees, such as medical, dental and vision coverage; life, short-term and long-term disability and accident insurance; and paid vacation.

Retirement Benefits

United States 401(k) Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Previously, participants were provided a full matching Company contribution of up to 6% of eligible compensation, however, in May, 2009, as part of the Company’s cost reduction program, matching contributions were permanently reduced from 100% (dollar for dollar) to 50% (fifty cents for every dollar) of up to 6% of eligible compensation (i.e., maximum of 3% of eligible compensation). Participants continue to be eligible to share in Company profit sharing contributions to the 401(k) plan if the Committee, in its discretion, declares a profit sharing contribution for that year. The maximum profit sharing percentage is 4% of eligible compensation; however, as a result of the Company’s lower profitability, the Committee did not award a profit share contribution in respect to 2009 performance.

United States Deferred Compensation Plan

The United States-based NEOs and other senior staff may participate in the Sotheby’s Deferred Compensation Plan (see Non-Qualified Deferred Compensation Benefits table below). This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company provides contributions on the same basis as for the 401(k) plan, as detailed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

In designing the Deferred Compensation Plan and choosing among various service providers to administer the plan, in 2006, the Company retained Hewitt Associates, a nationally recognized benefits consulting firm.

Hong Kong Provident Scheme

Mr. Ching, who works and resides in Hong Kong and is not eligible to participate in the United States retirement plans, participates in the Hong Kong Provident Scheme, a defined contribution plan that has similarities to a 401(k) plan.

A detailed discussion of the United States Deferred Compensation Plan and the Hong Kong Provident Scheme appear later in this proxy statement under “Pension Benefits.”

Perquisites

In order to provide comprehensive and competitive compensation packages to its NEOs and other senior executives, the Company provides a limited number of perquisites to these individuals, including car allowances, club membership dues, financial planning services and executive life insurance premiums in addition to benefits available to all Sotheby’s full time employees. The Company considers these perquisites to be reasonable.

In 2009, Sotheby’s provided gross-up payments on certain perquisites to NEOs as reported in the Summary Compensation Table. However, in 2010 all gross-up provisions will be removed from all NEO perquisites (subject to existing contractual commitments to Mr. Ruprecht). It is the Committee’s intent to remove all gross-up provisions from future agreements with Mr. Ruprecht. The Committee has determined that these enhancements of perquisites are unnecessarily costly relative to the underlying perquisites and are not consistent with current best practices for NEO compensation.

Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

Outside Compensation Consultants

Consultant Employment Process

The Sotheby’s Compensation Committee Charter grants the Committee the power to retain and terminate compensation consultants and the sole authority to approve a consultant’s fees and other terms of an assignment. The Committee uses Semler Brossy Consulting Group, LLC as its primary independent advisor. The Committee also draws on advice from other consultants from time to time to provide a second opinion or assist with special projects.

In 2009, the Committee engaged Farient Advisors to perform various peer group analyses with respect to consideration of a new employment agreement for the CEO (whose current agreement expires on March 31, 2011; no new employment agreement has been entered into as of the date of this proxy statement). The Committee also engaged Cook to provide a second opinion on the sizing of the replacement PSU awards.

Outside Compensation Consultant Policy

To ensure that outside compensation consultants retained by the Committee maintain a level of independence from management, no compensation consultant may provide services contracted by Company management unless the Committee has approved in advance each service and the material terms of the engagement, including fees.

Pay Practices

Market-Based Pay

The nature of Sotheby’s business requires unique talent. The Company participates in the highly competitive global art market, and all of its significant direct business competitors, including Christie’s, are private. As a result, these competitors do not disclose executive compensation data.

Given the absence of competitor data, the Committee does not conduct an annual review of competitor pay levels. Periodically, when needed, the Committee has referenced general industry survey and “related” peer group data (see Competitive Pay Sources chart below) to ensure that total compensation costs are reasonable relative to the company’s cost and business structure, and that individual NEO pay levels are set within a reasonable range of perceived market practices. Yet because the Committee lacks confidence that the data match Sotheby’s circumstances, it does not regularly rely on this data for determining NEO pay levels.

Rather, the Committee considers a number of subjective performance factors in making NEO compensation decisions. To set NEO compensation in 2009 and in prior years, the Committee considered the following performance factors:

•	Historical performance by the individual

•	The individual’s projected contributions to Sotheby’s future growth

•	Leadership skills and overall reputation within the Company

Competitive Pay Sources Used to Assess Reasonableness of Pay

Data Source		Application
Set of custom peer groups (82 companies total) developed by Cook in 2005. Includes public companies in several related sectors with similar financial characteristics:		Used to determine the pay levels included in Mr. Ruprecht’s current employment agreement and to establish a baseline pay level for Mr. Sheridan.
•	Group 1—Similar Financial Profile Companies, comprising companies with market capitalization, earnings and other financial attributes similar to Sotheby’s
•	Group 2—Typical Benchmark Companies, primarily retailers
•	Group 3—Carriage Trade Companies, primarily luxury goods and services businesses
•	Group 4—Professional Services Companies, primarily management, information technology and human resources consulting firms
•	Group 5—Apparel Companies, primarily well-known clothing lines
Appendix A to the proxy statement is a list of the companies comprising the five groups described above.

2008 US Mercer Benchmark Database—Executive, a general industry survey of 2,579 organizations		Input to determining pay for Mr. Vinciguerra

Tax Treatment of NEO Compensation

The Committee has taken into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), regarding NEO Compensation. Section 162(m) permits the Company to deduct NEO compensation exceeding $1 million if objective performance criteria are fulfilled.

Under the 162(m) plan, eligibility for tax-deductibility under 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2009, that threshold was established as $75 million of EBITDA, adjusted to exclude any restructuring charges recorded as per U.S. GAAP accounting. Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under 162(m), this 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target. The Committee established a $3 million individual maximum award payable under the 162(m) plan which was approved by shareholders on May 7, 2007 in order to provide an amount sufficiently large to cover any likely award, even for a year of extraordinary performance. The Compensation Committee may adjust this amount down from year to year and did so for 2009 by reducing the individual maximum award to $2.5 million.

In 2009, the performance threshold established by the Committee was achieved. The Committee then used downward discretion under the 162(m) plan to lower NEO incentive awards from the 2009 $2.5 million maximum award to levels that are consistent with the level of awards under the company-wide Incentive Program and each NEO’s achievement of his 2009 financial and non-financial goals. Accordingly, cash and equity incentive compensation awards under the Incentive Program, up to the maximum 162(m) plan award level, qualified for tax treatment under Section 162(m) (except for the CEO equity award). As shown in the 2009-Related Incentive Compensation Paid in 2010 Table below, actual incentive compensation awards with respect to 2009 were far less than the 162(m) plan $2.5 million individual maximum.

The NEOs would not have qualified for or received payment under the 162(m) plan with respect to 2009 performance if the Company had not achieved the $75 million EBITDA threshold. If the 2009 162(m) performance threshold was not met, any incentive awards made to an NEO would be at the discretion of the Committee and would not qualify for the deduction for performance-based compensation under Section 162(m) of the Internal Revenue Code.

No performance targets other than EBITDA were used to determine whether payments would be available under the 162(m) plan with respect to 2009 performance.

2010 162(m) Deductibility

For 2010, the Committee again established a minimum $75 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded as per U.S. GAAP accounting) performance threshold under the 162(m) plan. Assuming the minimum performance threshold is met, each individual will be eligible for an award of up to $2.5 million; however, as it did for 2009 compensation, the Committee will exercise its downward discretion under the 162(m) plan so that the amounts of actual awards under the 162(m) plan are consistent with the level of awards under the Company-wide Incentive Program. Accordingly, incentive compensation awards under the Incentive Program, up to the 162(m) plan maximum award level, will qualify for tax treatment under Section 162(m), provided the 162(m) plan threshold is achieved.

Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under 162(m), the 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target.

Employment Agreements and Change in Control Payments

The Committee believes that it is beneficial to have employment or severance arrangements with the CEO and other NEOs in order to provide appropriate focus and financial security for these executives and that entering into these arrangements from time to time is necessary as an inducement to attract and retain senior executives.

Mr. Ruprecht has a long-term employment arrangement with the Company while the remaining NEOs have severance agreements with the Company. Mr. Ruprecht’s employment agreement is the only existing NEO agreement which includes guaranteed elements, which are only in respect to the base salary and minimum level of equity award he can receive. Also, his agreement includes tax gross-up provisions in respect to excise tax payments in the event of a change in control and with respect to perquisites. However, it is the Committee’s intent to remove all gross-up provisions from future agreements with Mr. Ruprecht.

In 2009, the Company entered into amendments of these agreements with each of Messrs. Ruprecht, Sheridan, and Ching to accommodate the voluntary salary reductions as part of the Company’s cost reduction program as described in the Base Salary section above.

Messrs. Vinciguerra and Zuckerman entered into new severance agreements with the Company in December 2009. The new severance agreements provide benefits in lieu of benefits under the Company’s U.S. Severance Plan, which has provisions that would have disqualified Mr. Vinciguerra’s and Mr. Zuckerman’s performance-based compensation for favorable treatment under Section 162(m) of the Internal Revenue Code.

Of the NEOs, only Mr. Ruprecht will receive a payment in addition to his severance payment if a change in control of the Company occurs. This payment is only triggered if his employment is terminated following a change in control. He and the other NEOs, along with all other Restricted Stock Unit Plan and Stock Option Plan participants, are entitled to the acceleration of service vesting restricted stock units and stock options upon a change in control of the Company. The Committee retains discretion in respect to acceleration of performance-based vesting of PSU awards upon a change in control of the Company. In Mr. Ruprecht’s case, the Committee believes an additional payment is necessary and desirable in order to provide appropriate financial certainty and security for a talented CEO who has consistently proven himself over nearly a decade as a successful leader of Sotheby’s.

Stock Ownership Policy

The Company’s stock ownership policy, established in 2007, encourages senior executives to retain 50% of stock awards until a specified target number of shares are accumulated. Target ownership requirements vary depending on position, salary and equity award participation levels and are anticipated to take four to five years for most executives to attain. Though this policy is “voluntary,” the Company monitors compliance for all executive officers, including NEOs, and failure to comply could jeopardize an executive’s right to receive future equity awards. The CEO has a target ownership requirement of 120,000 shares and the other NEOs are required to hold 30,000 shares. All NEOs are in compliance with this policy.

Summary Compensation Table

The following table sets forth all compensation of the Chief Executive Officer, the Chief Financial Officer, who is the Company’s principal financial offer, and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers” and, individually, a “Named Executive Officer”) of the Company during 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total ($)
William F. Ruprecht	2009	$613,462	$0	$1,400,000	$0	$0	$340,780	$2,354,242
President and Chief	2008	$700,000	$0	$2,200,012	$0	$0	$686,047	$3,586,059
Executive Officer	2007	$700,000	$0	$2,200,010	$2,600,000	$0	$691,880	$6,191,890
William S. Sheridan	2009	$549,615	$0	$199,996	$180,000	$0	$178,275	$1,107,886
Executive Vice President and	2008	$600,000	$0	$787,525	$180,000	$0	$249,538	$1,817,063
Chief Financial Officer	2007	$600,000	$0	$1,182,902	$910,000	$0	$267,096	$2,959,998
Bruno Vinciguerra(4)	2009	$503,814	$0	$712,501	$225,000	$0	$67,334	$1,508,649
Executive Vice President and	2008	$500,000	$0	$537,508	$250,000	$0	$96,303	$1,383,811
Chief Operating Officer
Kevin Ching(5)	2009	$590,855	$0	$100,002	$261,233	$0	$110,582	$1,062,672
Chief Executive
Officer, Asia
Mitchell Zuckerman	2009	$490,073	$0	$62,498	$177,500	$0	$63,728	$793,799
Chairman, Sotheby’s	2008	$535,000	$0	$281,257	$180,000	$0	$136,461	$1,132,718
Financial Services	2007	$535,000	$0	$551,849	$931,250	$0	$155,504	$2,173,603

(1)

Pursuant to recently adopted SEC rules, the amounts disclosed in this column reflect the grant date fair values of each stock award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (Compensation-Stock Compensation). In the Company’s 2008 and 2007 proxy statements, the Company disclosed amounts in this column based upon the applicable SEC rules at the time. As required by the new SEC rules, the Company has recomputed the 2008 and 2007 amounts in this column to reflect the rules change. For further information as to the grant date fair value of the Company’s stock awards issued to employees, see Notes C and Q of Notes to Consolidated Financial Statements contained with the Company’s Annual Report of Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010.

(2)	The amounts disclosed in this column consist of the individual’s annual cash incentive bonus.

(3)	The amounts disclosed in this column for 2009 consist of:

(a)

Automobile-related expenses on behalf of: Mr. Ruprecht, including driver’s compensation, in the amount of $74,996; and a car allowance for Mr. Sheridan, in the amount of $40,008 and associated gross ups paid to Messrs. Ruprecht and Sheridan in the amounts of $67,799 and $32,324, respectively, as well as car allowances for each of Messrs. Ching and Zuckerman.

(b)

Company contributions of the following amounts under the Company’s Retirement Savings Plan, a qualified 401(k) defined contribution plan: $12,500 on behalf of Mr. Ruprecht, $12,000 on behalf of Mr. Sheridan, $14,700 on behalf of Mr. Vinciguerra, and $14,700 on behalf of Mr. Zuckerman. The Company did not make any profit sharing contributions for this plan with respect to 2009.

(c)	Company contributions under the Hong Kong Provident Fund Scheme of $8,339 on behalf of Mr. Ching.

(d)

Company allocations of the following amounts under the Company’s Deferred Compensation Plan: $12,654 on behalf of Mr. Ruprecht, $21,288 on behalf of Mr. Sheridan, $20,914 on behalf of Mr. Vinciguerra, and $16,152 on behalf of Mr. Zuckerman.

(e)	Company payments of life insurance premiums for Messrs. Ruprecht, Sheridan, Vinciguerra and Zuckerman.

(f)	Various club and other membership dues for Messrs. Ruprecht and Sheridan and associated tax gross-ups of $8,850 and $9,024 for each of them, respectively.

(g)	Business referral payment for Mr. Ching.

(h)

Dividend payments of the following amounts made in 2009 on shares of unvested restricted stock; $147,154 on behalf of Mr. Ruprecht, $32,067 on behalf of Mr. Sheridan, $30,405 on behalf of Mr. Vinciguerra, $11,833 on behalf of Mr. Ching and $5,860 on behalf of Mr. Zuckerman.

(4)	Mr. Vinciguerra became an NEO in 2008.

(5)	Mr. Ching became an NEO in 2009.

Grants of Plan-Based Awards During 2009 Table

The information contained in the following table includes plan-based awards made in 2009 with respect to 2008 performance. These awards are included in this table in order to conform to requirements that this table include all grants that were made in 2009, even if the grants relate to 2008 performance rather than 2009 performance. Performance Share Unit awards and cash incentive bonus awards made in early 2010 with respect to 2009 performance are disclosed after the table under “2009-Related Compensation Awarded in 2010” and will be included in next year’s table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Ruprecht	2/11/09							168,878	(2)			$1,400,000
President and Chief Executive Officer
William S. Sheridan	2/11/09							24,125				$199,996
Executive Vice
President and Chief
Financial Officer
Bruno Vinciguerra	2/11/09							85,947				$712,501
Chief Operating
Officer
Kevin Ching	2/11/09							12,063				$100,002
Chief Executive
Officer, Asia
Mitchell Zuckerman	2/11/09							7,539				$62,498
Chairman, Sotheby’s
Financial Services

(1)	Calculated using the Company’s New York Stock Exchange closing price per share of $8.29 on the business day immediately preceding the date of grant.

(2)	Granted pursuant to Mr. Ruprecht’s employment arrangement.

For a detailed discussion of annual equity and cash incentive compensation awards, see “Compensation Discussion and Analysis—The Elements of NEO Compensation and the Decision-Making Process.”

2009-Related Incentive Compensation Awarded in 2010

As noted in the CD&A, the Company pays NEO annual incentive compensation awards early in the year following the year to which the award relates. The awards made in February 2010 with respect to 2009 performance are listed in the table below. These awards are not included in the “Grants of Plan-Based Awards in 2009” table above as they were not actually granted during 2009. The cash awards in the following table are also disclosed in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table above, which includes compensation paid in early 2010 with respect to 2009 performance.

2009-Related Incentive Compensation Paid in 2010

Name	Performance Share Unit Awards (#)	Stock Option Awards (#)	Cash Incentive Bonus Awards ($)
William F. Ruprecht	99,503	0	0
William S. Sheridan(1)	40,000	70,000	$180,000
Bruno Vinciguerra	22,614	45,000	$225,000
Kevin Ching	13,569	0	$261,233
Mitchell Zuckerman	4,523	0	$177,500

(1)

See “Compensation Discussion and Analysis- Long-Term Incentives-2006 Performance Shares” for a description of the exchange of Performance Shares held by Mr. Sheridan for PSUs that occurred in February 2010.

Employment and Related Agreements

A number of the compensation items reported in the Summary Compensation Table and the Grants of Plan-Based Awards in 2009 Table are governed by the terms of employment-related agreements with each of the NEOs. For additional details regarding the types of compensation provided under these agreements, see “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination Or Change-In-Control” immediately following this section.

William F. Ruprecht

Pursuant to a written employment arrangement effective April 1, 2006, the Company and Mr. Ruprecht agreed on the terms of his employment for the five-year period ending March 31, 2011. Mr. Ruprecht and the Company amended his employment arrangement to reduce his annual base salary by $100,000 from $700,000 to $600,000, effective April 1, 2009. This salary reduction was initiated by Mr. Ruprecht as part of the Company’s ongoing cost reduction program, and he waived his right to receive certain benefits under his employment arrangement as a result of the salary reduction. Mr. Ruprecht’s full base salary was reinstated effective February 1, 2010.

Mr. Ruprecht is entitled to receive annual cash bonuses based on his own and the Company’s performance in relation to a number of management and other objectives determined each year by the Board of Directors and the Compensation Committee. His annual target bonus is 1.5 times his base salary, and his bonus is subject to a cap specified in his terms of employment and is not subject to a floor or minimum payment.

Mr. Ruprecht’s employment arrangement had entitled him to an annual award of restricted stock of not less than $1.4 million nor more than $2.2 million, determined in the discretion of the Compensation Committee based on Company financial performance and his individual performance. In February 2010, Mr. Ruprecht’s employment arrangement was amended to replace this contractual award with vesting conditioned solely on his continued service with a PSU award with vesting conditioned on Company financial performance as well as continued service.

Mr. Ruprecht’s employment agreement may be terminated at any time by the Company or Mr. Ruprecht prior to the expiration of the five-year term. If his employment is terminated by the Company for Cause or by Mr. Ruprecht without Good Reason, as such terms are defined in his terms of employment, Mr. Ruprecht will be paid only accrued base salary and benefits. If the Company terminates Mr. Ruprecht’s employment without Cause or he terminates his employment for Good Reason during the five-year term, he will be entitled to, among other things, (1) accrued but unpaid salary through the termination date, (2) a cash payment of $3.5 million, (3) the immediate vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment, and (4) health benefits for him and his family for three years following the date of his termination. Mr. Ruprecht may terminate his employment for Good Reason if, among other things, the Company fails to provide the base salary and minimum restricted stock award valued at $1.4 million described above.

If Mr. Ruprecht’s employment is terminated under certain circumstances following a Change of Control (as defined in his terms of employment), the Company will pay him the compensation and benefits to which he would have been entitled had he been terminated by the Company without Cause, as described above, except that he will receive a $4 million termination payment, not a $3.5 million termination payment. If the Internal Revenue Service determines that any Change of Control or other payment to Mr. Ruprecht is subject to a federal excise tax, he is entitled to receive reimbursement for any such tax obligation on an after-tax basis.

At or after expiration of the five-year term, if the Company terminates Mr. Ruprecht’s employment without Cause or he decides to terminate his employment agreement, he will receive, among other things, $2,000,000 in exchange for a covenant not to compete with the Company for 12 months. If, on or before December 31, 2010, the Company has not offered to continue his employment for at least one year with the same base salary and bonus opportunity that he is then receiving, but without any obligation by the Company to award him any additional equity compensation, he will forfeit some unvested restricted stock grants from prior years, but will be entitled to the immediate partial vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment.

As a result of federal income tax law changes regarding deferred compensation, Mr. Ruprecht’s employment arrangement was modified in 2008 to provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

William S. Sheridan

The Company and Mr. Sheridan entered into a severance agreement, effective as of July 1, 2006. Pursuant to the severance agreement, if the Company terminates Mr. Sheridan’s employment without Cause or he terminates his employment with Good Reason, as such terms are defined in this agreement, at any time through June 30, 2011 (the “Applicable Period”), Mr. Sheridan will be entitled to (i) accrued but unpaid salary through the termination date, (ii) any declared and earned but unpaid bonus for the prior calendar year, and (iii) a cash payment of $1,550,000 (the “Cash Payment”). Mr. Sheridan may terminate his employment for Good Reason if, among other things, the Company fails to pay him a base salary of not less than $600,000. Pursuant to a 2009 agreement amendment, Mr. Sheridan agreed to a reduction of his base salary by 10%, which reduction commenced on May 1, 2009. Mr. Sheridan’s full base salary was reinstated as of March 1, 2010, and he waived his right to terminate his employment for Good Reason (as defined in the severance agreement) as a result of the salary reduction.

Under this agreement, Mr. Sheridan has bonus targets for cash and restricted stock awards of $350,000, each determined with reference to Company financial and individual performance. His severance provides that he will be able to terminate his employment for Good Reason if either bonus target is reduced below that level.

In consideration for payments under this agreement, Mr. Sheridan is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings. Additionally, to receive the Cash Payment, Mr. Sheridan must deliver a release of all claims against the Company and its affiliates.

In connection with federal income tax law changes regarding deferred compensation, this agreement was amended in 2008 to provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

Bruno Vinciguerra

The Company and Mr. Vinciguerra entered into a Severance Agreement effective January 1, 2010. Pursuant to the Severance Agreement, if, between January 1, 2010 and December 31, 2013, Mr. Vinciguerra is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (“Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company twice his annual base salary at the time of termination plus two months of that salary for each full year of employment with the Company and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of twelve months plus one additional month for each full year of employment with the Company (not to exceed eighteen months).

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Vinciguerra receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Vinciguerra has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant and a twelve month post-

employment non-solicitation covenant. Additionally, to receive severance benefits other than Accrued Obligations, Mr. Vinciguerra must deliver a release of all claims against the Company and its affiliates.

Kevin Ching

Through its Sotheby’s Hong Kong, Ltd. subsidiary, the Company and Mr. Ching entered into a 36 month Employment Agreement (amended and restated in 2008) that expired on December 31, 2009. Upon the employment agreement’s expiration, Mr. Ching and this subsidiary entered into a Severance Agreement. The terms of the expired employment agreement and the new Severance Agreement are substantially similar. Consequently, the summary below refers to the Severance Agreement and notes any differences from the expired employment agreement that was effective throughout 2009.

Mr. Ching’s term of employment under the Severance Agreement is January 1, 2010 through December 31, 2013. In serving as Chief Executive Officer, Asia, he receives an annual base salary of HK$5,000,000, of which HK$867,000 is attributable to housing rent reimbursement. He has an annual discretionary cash incentive bonus target of HK$4,050,000 as well as an annual equity based incentive bonus target of US$175,000. He also is eligible to participate in a pension-type plan, the Hong Kong Provident Fund Scheme, and receives a HK$230,000 annual car allowance.

Mr. Ching and the Company may each terminate this agreement with notice under certain circumstances. If Mr. Ching is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid cash incentive compensation approved prior to the termination date. In addition, as a result of either type of termination, the Company will pay him one year of base salary from the date of termination, and he may receive under certain circumstances a prorated portion of the cash annual incentive compensation for the year in which the termination occurs. In any event and unlike under the prior agreement, to the extent that the payments described in the preceding sentence do not equal or exceed HK $7,750,000, the Company will also pay him the difference. If the Company fails to renew this agreement during its final year for a renewal period of at least one year at the same title, base salary and annual cash bonus opportunity, Mr. Ching will receive a lump sum payment of one year’s base salary.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Ching receiving payment only of the Accrued Obligations (under his prior agreement, he would have received base salary payments through the end of the agreement’s full term.).

In exchange for the described severance benefits, Mr. Ching has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason, a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant, as well as providing a release of all claims against the Company and its affiliates.

Mitchell Zuckerman

The Company and Mr. Zuckerman entered into a Severance Agreement effective January 1, 2010. Pursuant to the Severance Agreement, if, between January 1, 2010 and December 31, 2013, Mr. Zuckerman is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company three times his annual base salary at the time of termination plus an amount equal to the total cash incentive compensation actually paid to him for the three years preceding the year in which the termination occurs, and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of 18 months.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Zuckerman receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Zuckerman has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than the Accrued Obligations, Mr. Zuckerman must deliver a release of all claims against the Company and its affiliates.

Potential Payments Upon Termination Or Change-In-Control

Introduction

This portion of the proxy statement lists the estimated potential payments or benefits received by each NEO upon various types of termination of employment or change of control. Each of these events is assumed to have occurred on December 31, 2009.

To calculate payments resulting from the vesting of restricted stock, the Company has used the Share Closing Price of $22.48 on December 31, 2009. The individual tables below for each NEO show the various payments or benefits that NEO would receive depending on the type of termination event. Some of these payments or benefits result from that NEO’s employment or severance agreement or the terms of the Stock Option and Restricted Stock Unit Plans.

Excluded Payments and Other Benefits

The payments shown for each termination or change of control event do not include any of the following items paid to or accruing with respect to each NEO under the following plans and statutory requirements on the termination or change in control date:

•

Sotheby’s, Inc. Severance Plan. This is a broad-based plan for which all full-time, non-union salaried United States employees are eligible for payment as a result of certain significant transactions involving the Company, including consolidation of departments or business units. Each NEO’s employment or severance agreement benefits would offset any benefits for which the NEO would be otherwise eligible under this plan. This offset prevents “double” severance compensation for an NEO.

•

Sotheby’s Deferred Compensation Plan; Sotheby’s, Inc. Retirement Savings Plan; Hong Kong Provident Fund Scheme. Upon the occurrence of an applicable employment termination event, these plans provide for the distribution of contributed, deferred or earned amounts to participants. However, these plans do not provide for any additional compensation or benefit beyond this distribution solely as a result of the termination event.

•	Life or Disability Insurance Benefits. These are excluded as they are not a direct payment from the Company to an NEO or his beneficiaries.

•

Accrued but Unpaid Salary and Incentive Compensation. Each NEO’s severance or employment agreement provides the payment of accrued but unpaid salary and, in some instances, incentive compensation for the year in which the termination occurs.

Understanding the NEO Tables: Key Facts and Assumptions

•

Under the terms of the Stock Option Plan and the Restricted Stock Unit Plan, vesting of awards (other than Performance Shares) is accelerated in the event of permanent disability, retirement, death, or a change in control (defined below).

•

The Company has assumed for purposes of preparing these tables that, on the termination date, the NEO exercised all vested stock options and sold the underlying shares received. The amount shown in each case is the difference between the Share Closing Price and the exercise price of the stock option, multiplied by the number of shares sold on that date. In the case of restricted stock or restricted stock unit awards assumed to vest on December 31, 2009, the amount shown in each table is the amount resulting from multiplying the shares deemed to have vested (or shares received as a result of units deemed to have vested) by the Share Closing Price.

•

The tables below list certain payments and benefits that the NEOs will receive upon a termination that occurs after a Change of Control. “Change of Control” means that either of the following has occurred:

(i)

any individual, entity or group (each, a “Person”) becomes, directly or indirectly, the beneficial owner of the Company’s common stock enabling that Person to elect a majority of the members of the Board of Directors; OR

(ii)

the individuals constituting the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the Members of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual was a member of the Incumbent Board.

•	Each NEO will receive any amount listed in the row “Severance or Other Lump Sum Payment” of the table under his name pursuant to his employment arrangement or severance agreement.

•	Because only Mr. Ruprecht and Mr. Sheridan held unvested Performance Shares, the tables for the other NEOs do not reference such awards.

•

While the Company reduced each NEO’s base salary during 2009 (since reinstated for each NEO during the first quarter of 2010), the calculation of any termination or change of control payments continued to be based on each NEO’s base salary without any reduction.

William F. Ruprecht

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control(1)	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$3,500,000	$2,000,000	$3,500,000	$4,000,000	$0	$0
Health and Related Benefits(2)	$104,641	$104,641	$104,641	$104,641	$0	$0
Value of Stock Options Vesting	$1,111,075	$1,111,075	$1,111,075	$1,111,075	$0	$0
Value of Restricted Stock Vesting	$8,782,149	$8,782,149	$8,782,149	$8,782,149	$0	$0
Value of Performance Shares Vesting(3)	$0	$0	$0	$0	$0	$0
Excise Tax Gross-Up	$0	$0	$0	$0	$0	$0

(1)

Mr. Ruprecht will receive the severance, health benefit and excise tax gross-up payments (if any) only if both a Change of Control occurs and either the Company terminates his employment without cause or he terminates his employment with good reason. For this column, the Company has assumed that both the Change of Control and the applicable termination occurred on December 31, 2009.

(2)

Under his employment arrangement, Mr. Ruprecht, his wife and children are entitled to health care benefits for three years following the termination date. These figures assume that the cost of such benefits will increase by 10% over the prior year’s cost, using 2010 cost as the base year figure.

(3)

Under Mr. Ruprecht’s employment arrangement, if either of the two performance criteria have been fulfilled for unvested Performance Shares as of the termination date, all of them will vest on that date. One of these criteria is based on the compound annual growth in Sotheby’s common stock price (plus dividends) and the other is based on the cumulative compound annual growth rate of Sotheby’s net income. Since neither of these criteria were met as of December 31, 2009, no unvested Performance Shares would have vested, which is why the amount listed is zero.

William S. Sheridan

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$1,550,000	$1,550,000	$1,550,000	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$2,402,865	$2,402,865	$2,402,865	$2,402,865	$0	$0
Value of Performance Shares Vesting(1)	$0	$0	$0	$0	$0	$0

(1)

Under Mr. Sheridan’s severance agreement, if either of the two performance criteria have been fulfilled for unvested Performance Shares as of the termination date, all of them will vest on that date. One of these criteria is based on the compound annual growth in Sotheby’s common stock price (plus dividends) and the other is based on the cumulative compound annual growth rate of Sotheby’s net income. Since neither of these criteria were met as of December 31, 2009, no unvested Performance Shares would have vested, which is why the amount listed is zero.

Bruno Vinciguerra (1)

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$0	$0	$0	$0	$0	$0
Value of Restricted Stock /RSUs Vesting	$2,278,370	$2,278,370	$2,278,370	$2,278,370	$0	$0
Health Benefits.	$0	$0	$0	$0	$0	$0

(1)

Because Mr. Vinciguerra’s Severance Agreement became effective as of January 1, 2010, he would not have received any benefits under this agreement for a termination event occurring on December 31, 2009. Mr. Vinciguerra did not have a severance or other employment agreement applicable to 2009. Consequently, he was not entitled to a Severance Payment or Health Benefits as a result of a December 31, 2009 termination event. If his Severance Agreement had been in effect on December 31, 2009, he would have received the following Severance Payment and Health Benefits with respect to a termination by the Company without Cause or a termination by Mr. Vinciguerra for Good Reason:

•	Severance Payment—$1,283,333

•	Health Benefits—$23,088

The Health Benefits amount consists of health benefits under COBRA that the Company will pay on his behalf pursuant to his Severance Agreement for a period of 14 months following the termination date.

Kevin Ching (1)

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment (2)	$0	$0	$0	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$809,325	$0	$809,325	$0	$0

(1)

Because Mr. Ching’s Employment Agreement, dated January 4, 2006, as amended, did not expire until December 31, 2009, the provisions of that Agreement apply to his termination rather than the Severance Agreement, dated as of January 1, 2010, described under “Employment and Related

Agreements” above. Because the date of termination would be the end of the prior agreement’s term, the payments or benefits that he would have received as of the Termination Date are calculated using the now-expired agreement.

If his Severance Agreement had been in effect on December 31, 2009, he would have received a Severance Payment of $1,225,538 (consisting of one year’s base salary plus his full discretionary cash incentive compensation target under this agreement) with respect to a termination by the Company without Cause or a termination by Mr. Ching for Good Reason. Mr. Ching would have received the full discretionary cash incentive compensation amount rather than a pro-rated amount because he had been employed for the entire year prior to termination.

(2)

If the Company had not offered to renew his 2006 employment agreement during the agreement’s final year on terms at least as favorable as the 2006 agreement, Mr. Ching would have received a lump sum payment of one year’s base salary on December 31, 2009, the last day of the agreement’s term, which also is the assumed termination date for purposes of this table. Since the Company and Mr. Ching entered into a severance agreement effective January 1, 2010, Mr. Ching would only have been entitled to receive continued payments of his base salary through December 31, 2009, the last day of the term of his 2006 agreement, had he been terminated by the Company without Cause, as a result of permanent disability or death, or had he terminated his employment for Good Reason. Since the term ended on the assumed termination date, no additional base salary payments would have been made to Mr. Ching.

Mitchell Zuckerman (1)

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$0	$0	$0	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$439,102	$0	$439,102	$0	$0
Health Benefits.	$0	$0	$0	$0	$0	$0

(1)

Because Mr. Zuckerman’s Severance Agreement became effective as of January 1, 2010, he would not have received any benefits under this agreement for a termination event occurring on December 31, 2009. Mr. Zuckerman did not have a severance or other employment agreement applicable to 2009. Consequently, he was not entitled to a Severance Payment or Health Benefits as a result of a December 31, 2009 termination event. If his Severance Agreement had been in effect on December 31, 2009, he would have received the following Severance Payment and Health Benefits with respect to a termination by the Company without Cause or a termination by Mr. Zuckerman for Good Reason:

•	Severance Payment—$2,535,000

•	Health Benefits—$19,933

The Health Benefits amount consists of COBRA payments that the Company will make on his behalf pursuant to his Severance Agreement for a period of 18 months following the termination date.

Outstanding Equity Awards At Fiscal Year-End Table

Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options(#) Exerciseable	Number Of Securities Underlying Unexercised Unearned Options(#) Unexerciseable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
William F. Ruprecht	37,500	0	0	$8.65	8/5/13	19,697	(2)	$442,789	120,000	(6)	$2,697,600
President and Chief	85,000	0	0	$15.51	8/5/14	28,639	(3)	$643,805
Executive Officer						53,451	(4)	$1,201,578
						168,878	(5)	$3,796,377
William S. Sheridan	0	0	0			6,075	(7)	$136,566	53,681	(8)	$1,206,749
Executive Vice						6,000	(9)	$134,880
President and						17,008	(10)	$382,340
Chief Financial Officer						24,125	(11)	$542,330
Bruno Vinciguerra	0	0	0			3,255	(12)	$73,172
Executive Vice						4,860	(13)	$109,253
President and Chief						7,289	(14)	$163,857
Operating Officer						85,947	(15)	$1,932,089
Kevin Ching	0	0	0			4,793	(16)	$107,747
Chief Executive						1,510	(7)	$33,945
Officer, Asia						3,207	(17)	$72,093
						5,997	(18)	$134,813
						8,432	(19)	$189,551
						12,063	(20)	$271,176
Mitchell Zuckerman	0	0	0			2,170	(7)	$48,782
Chairman, Sotheby’s						3,750	(9)	$84,300
Financial Services						6,074	(19)	$136,544
						7,539	(21)	$169,477

(1)	Calculated using the Share Closing Price of $22.48 on December 31, 2009.

(2)

78,785 shares were issued on March 27, 2006, of which 19,696 shares vest on each of the first three anniversaries of the date of grant and 19,697 shares vest on the fourth anniversary of the date of grant.

(3)

57,277 shares were issued on February 9, 2007 of which 14,319 shares vest on each of the first three anniversaries of the date of grant, and 14,320 shares vest on the fourth anniversary of the date of grant.

(4)

71,267 shares were issued on February 10, 2008 of which 17,816 shares vest on the first anniversary of the date of grant, and 17,817 shares vest on the second, third and fourth anniversaries of the date of grant.

(5)

168,878 units were issued on February 11, 2009 of which 42,219 shares vest on the first two anniversaries of the date of grant, and 42,220 shares vest on the third and fourth anniversaries of the date of grant.

(6)	Consists of grants of Performance Shares under the Restricted Stock Plan. See “Compensation Discussion and Analysis- Long-Term Incentives-2006 Performance Shares.”

(7)	These shares were issued on February 9, 2007 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(8)

Consists of grants of Performance Shares under the Restricted Stock Unit Plan. For a description of the February 2010 exchange of Performance Shares held by Mr. Sheridan for PSUs, see “Compensation Discussion and Analysis- Long-Term Incentives-2006 Performance Shares.” Because Mr. Sheridan’s Performance Shares were still outstanding as of December 31, 2009, they are included in this table as required by SEC rules.

(9)	These shares were issued on February 26, 2007 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(10)

25,511 shares were issued on February 10, 2008 of which 8,503 shares vest on the first anniversary of the date of grant, and 8,504 shares vest on the second and third anniversaries of the date of grant.

(11)	24,125 units were issued on February 11, 2009 of which 6,031 shares vest on the first three anniversaries of the date of grant, and 6,032 shares vest on the fourth anniversary of the date of grant.

(12)	6,509 shares were issued on February 9, 2007 of which 1,627 shares vest on the first three anniversaries of the date of grant, and 1,628 shares vest on the fourth anniversary of the date of grant.

(13)

6,479 shares were issued on February 10, 2008 of which 1,619 shares vest on the first anniversary of the date of grant, and 1,620 shares vest on the second, third, and fourth anniversaries of the date of grant.

(14)	10,933 shares were issued on February 10, 2008 of which 3,644 shares vest on the first two anniversaries of the date of grant, and 3,645 shares vest on the third anniversary of the date of grant.

(15)

85,947 units were issued on February 11, 2009 of which 21,486 shares vest on the first anniversary of the date of grant, and 21,487 shares vest on the second, third, and fourth anniversaries of the date of grant.

(16)	These shares were issued on July 13, 2006 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(17)	6,413 shares were issued on February 9, 2007 of which 1,603 shares vest on the first three anniversaries of the date of grant, and 1,604 shares vest on the fourth anniversary of the date of grant.

(18)

7,995 shares were issued on February 10, 2008 of which 1,998 shares vest on the first anniversary of the date of grant, and 1,999 shares vest on the second, third, and fourth anniversaries of the date of grant.

(19)	These shares were issued on February 10, 2008 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(20)

12,063 units were issued on February 11, 2009 of which 3,015 shares vest on the first anniversary of the date of grant, and 3,016 shares vest on the second, third, and fourth anniversaries of the date of grant.

(21)

7,539 units were issued on February 11, 2009 of which 1,884 shares vest on the first anniversary of the date of grant, and 1,885 shares vest on the second, third, and fourth anniversaries of the date of grant.

Option Exercises and Stock Vested in 2009 Table

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William F. Ruprecht President and Chief Executive Officer	96,667	$280,729	269,934	$2,997,691
William S. Sheridan Executive Vice President and Chief Financial Officer	0	$0	27,615	$245,344
Bruno Vinciguerra Executive Vice President and Chief Operating Officer	0	$0	6,890	$62,533
Kevin Ching Chief Executive Officer, Asia	0	$0	14,120	$140,351
Mitchell Zuckerman Chairman, Sotheby’s Financial Services	0	$0	10,680	$93,274

Retirement and Deferred Compensation Plans

Retirement Savings Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees of the Company. Prior to May 2009, participant savings were matched by a contribution from Sotheby’s of up to 6% of each participant’s eligible compensation. In May 2009, the Retirement Savings Plan was amended to reduce the level of Sotheby’s maximum matching contributions to 3% of each participant’s eligible compensation. Sotheby’s may also contribute an annual discretionary amount to the Retirement Savings Plan, which varies as a percentage of each participant’s eligible compensation depending on company profitability and subject to the maximum amount allowable under IRS regulations. In 2009, Sotheby’s did not make a discretionary contribution to the Retirement Savings Plan due to the lower level of company financial results in those years.

Deferred Compensation Plan

The Company’s non-employee directors, NEOs and other senior executives in the United States are eligible to participate in the Sotheby’s Deferred Compensation Plan for the tax-free deferral of a portion of annual compensation.

United States federal tax law limits the total annual contributions for companies and their employees to 401(k) plans. Participants in the Deferred Compensation Plan may elect by written agreement to reduce their current salary or director fee payments by deferring a portion of their salary or fees. Employees may defer up to 80% of their base salary under the plan and all or part of their annual cash incentive bonus. Participants may choose among various investment crediting options that track a portfolio of various deemed investment funds. Account balances are maintained in a rabbi trust that provides benefit security by sheltering assets in the event of a change-in-control of the Company and certain other situations. Plan liabilities are financed through the trust using Company-owned variable life insurance and other investments.

For senior executives (including NEOs), the Company provides contributions on the same basis as for the 401(k) plan, as detailed above.

All employee elective deferrals and Company matching and profit sharing allocations to the Deferred Compensation Plan are reduced by the amount of plan year employee and Company contributions to the 401(k) plan.

Hong Kong Provident Fund Scheme

Sotheby’s Hong Kong subsidiary maintains a defined contribution plan, the Hong Kong Provident Fund Scheme, for its employees. Mr. Ching is the sole NEO who participates in the plan. The subsidiary contributes 10% of salary, and the employee contributes 5% of salary to the employee’s account maintained pursuant to the plan. Interest accrues on all contributions to the employee’s account. If a participant’s employment terminates prior to retirement for reasons other than death or disability, the participant will receive a portion of the account balance under a vesting schedule based on the participant’s number of years of employment with the subsidiary.

The following table contains information regarding deferred compensation amounts allocated for 2009.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William F. Ruprecht	$44,846	$12,654	$577,141	$0	$2,999,545
President and Chief Executive Officer
William S. Sheridan	$74,977	$21,288	$90,646	$706,530	$1,819,541
Executive Vice President and Chief Financial Officer
Bruno Vinciguerra	$30,529	$20,914	$45,371	$0	$221,489
Executive Vice President and Chief Operating Officer
Kevin Ching	n/a	n/a	n/a	n/a	n/a
Chief Executive Officer, Asia
Mitchell Zuckerman	$25,504	$16,152	$4,723	$0	$1,597,426
Chairman, Sotheby’s Financial Services

Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to shares of Sotheby’s common stock that may be issued under its existing equity compensation plans, including the Stock Option Plan, the Restricted Stock Unit Plan, and the Sotheby’s 1998 Amended and Restated Stock Compensation Plan for Non-Employee Directors ( as amended and restated, the “Directors Plan”):

Plan Category	(A)	(B)	(C)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Avaliable for Future Issuance Under Equity Compensation Plans(3)
	(In thousands, except per share data)
Equity compensation plans approved by shareholders	3,254	$16.12	2,577
Equity compensation plans not approved by shareholders	—	—	—

Total	3,254	$16.12	2,577

(1)	Includes 2,620,544 shares awarded under the Restricted Stock Unit Plan on which the restrictions have not yet lapsed and 633,000 stock options.

(2)	The weighted-average exercise price does not take into account 2,620,544 shares awarded under the Restricted Stock Unit Plan, which have no exercise price.

(3)

Includes 2,037,391 shares available for future issuance under the Restricted Stock Unit Plan, 517,000 shares available for issuance under the Stock Option Plan and 26,029 shares available for issuance under the Directors Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sotheby’s has reviewed and discussed the Compensation Discussion and Analysis appearing in the Proxy Statement section titled “Compensation of Executive Officers” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the Compensation Committee.

Robert S. Taubman (Chairman)
John M. Angelo
Diana Taylor

COMPENSATION OF DIRECTORS

The following table provides compensation details regarding the Company’s compensation program for its non-employee directors. Mr. Ruprecht and Mr. Woodhead do not appear in this table as they are employees of the Company and do not receive any fees or other compensation for their service as Company directors.

Although the non-employee director compensation year commences on the date of the annual meeting of shareholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for calendar year 2009 service in compliance with the disclosure requirements for this table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Michael I. Sovern	$122,529	$44,971	0	$0	$0	$0		$167,500
Michael Blakenham	$28,253	$44,971	0	$0	$0	$7,694		$80,918
Duke of Devonshire	$29,443	$44,971	0	$0	$0	$102,589	(3)	$177,003
Allen Questrom	$43,029	$44,971	0	$0	$0	$2,849		$90,849
Donald M. Stewart	$47,529	$44,971	0	$0	$0	$4,079		$96,579
Robert A. Taubman	$61,029	$44,971	0	$0	$0	$6,061		$112,061
Dennis M. Weibling	$57,029	$44,971	0	$0	$0	$1,969		$103,969
Diana Taylor	$52,029	$44,971	0	$0	$0	$1,629		$98,629
John Angelo	$52,029	$44,971	0	$0	$0	$1,629		$98,629

(1)

Consists of awards in the form of shares of common stock or Deferred Stock Units pursuant to the Directors Plan. The amounts in this column represent the dollar value of the Deferred Stock Units earned during 2009 by each director, calculated using the Closing Share Price on the business day immediately proceeding the date of grant.

(2)	Except as otherwise noted, these amounts consist of dividend equivalent rights earned on Deferred Stock Units during 2009.

(3)	This amount includes a $94,895 fee for providing consulting services to the Company. See “Certain Transactions and Relationships” below.

Non-Employee Director Equity Compensation

Under the Directors Plan, the Company issues $45,000 in shares of common stock annually to each non-employee director, to be paid quarterly based on the closing price per share on the business day immediately preceding the regular quarterly issuance date. A director may elect to defer all or a portion of this common stock payment and receive Deferred Stock Units that accrue dividend equivalents in the form of additional Deferred Stock Units. Upon a director’s termination of Board service, the Deferred Stock Units held by the director will be settled on a one-for-one basis in shares of common stock.

Non-Employee Director Cash Compensation

Each non-employee director receives a $25,000 annual cash payment, payable quarterly, and a per meeting fee of $1,500 for Board and Board Committee meetings attended. In addition, the Company pays an annual fee of $12,500 to the Chairman of the Audit Committee and an annual fee of $7,500 to the Chairman of the Compensation Committee. The Chairman of the Board receives an annual fee of $75,000 for serving in that position.

Non-Employee Director Deferral of Compensation

Each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike Company employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Director Stock Ownership and Holding Policy

In order to increase the alignment of non-employee director interests with shareholder interests, in February 2007, the Board of Directors of Sotheby’s adopted policies with respect to stock ownership by non-employee directors. The Board believes that this approach is consistent with good corporate governance principles as it demonstrates the willingness of directors to allow a portion of their compensation to be “at risk” as evidence of their commitment to the Company’s long term success.

1. Non-employee directors are required to own shares of Sotheby’s common stock or Deferred Stock Units, as defined in the Directors Plan, having a fair market value equal to at least $125,000, which is five times the annual cash payment made to non-employee directors at the time of the policy’s adoption.

2. To the extent that any existing non-employee director did not meet this ownership requirement as of the February 27, 2007 effective date, such director is permitted a period of up to five years to meet this ownership requirement. Any non-employee director first elected to the Board of Directors after this policy’s effective date will be permitted a period of up to five years to meet this ownership requirement.

3. To the extent that a non-employee director received shares of common stock under the Directors Plan, that director may neither sell nor otherwise transfer any such shares until the earlier of: (i) the expiration of a period of three years from the date of the issuance of those shares to that director, and (ii) the date on which the director terminates his or her service on the Board.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company is composed of three independent directors, each of whom meets the criteria for “independence” under applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available through the following hyperlink, http://www.sothebys.com/about/investorrelation/audit_committee.html, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380 (Communication with Audit Committee) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the Public Company Accounting Oversight Board.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2009 be included in the Company’s 2009 Annual Report for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis M. Weibling (Chairman)
Michael Blakenham
Allen Questrom

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of equity securities with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during the Company’s most recent fiscal year, and Forms 5 with respect to the Company’s most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary, by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2009, except that two Form 4s for John M. Angelo with respect to his open market purchase of 11,000 shares of Common Stock and 49,000 shares of Common Stock on May 15, 2009 and August 31, 2009, respectively, were inadvertently filed late on December 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Relationships and Related Party Transactions

The Duke of Devonshire, the Deputy Chairman of the Company, provides consulting services to the Company and is paid £52,000 per year for such services (reduced effective September 1, 2009 from £65,000 per year), which equaled $94,895 for 2009. A subsidiary of the Company has paid or will pay Chatsworth House Trust, of which the Duke of Devonshire is a director, approximately £161,455 ($252,548) for an exhibition held at Chatsworth in 2009. During 2009, a Company subsidiary paid Lismore Castle Arts, of which the Duke is a 49% partner, a facility fee of 5,500 Euros ($7,662) for 2009 auction promotional activities at Lismore Castle, Ireland.

From time to time, officers, directors and principal shareholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors.

Related Party Transactions Policy

Formal Written Policy

Since early 2008, the Board has had a written Sotheby’s Related Party Transactions Policy. This policy does not supersede the Company’s obligations under Delaware law and its Code of Business Conduct and Ethics described below, but is intended to supplement those obligations. The Board has delegated the power to administer, enforce and modify this policy to its Nominating and Corporate Governance Committee. This policy requires that the committee approve or ratify Company transactions in which a related party or 5% or greater Company shareholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s Worldwide General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval of transactions only, the committee Chairman is authorized to act for the committee between its regularly scheduled meetings. In reviewing a transaction, the committee (or its Chairman) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company

•	The magnitude of the benefit for the related party

•	The feasibility of alternative transactions

•	How the benefits to the related party compare to similar transactions conducted at arms’-length by the Company

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements

Related Party Transactions under Delaware Law

As a Delaware corporation, Sotheby’s is required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or shareholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the shareholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or shareholders.

Sotheby’s Code of Business Conduct and Ethics

Sotheby’s Code of Business Conduct and Ethics requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance. The Board of Directors also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers.

PROPOSAL 2—APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED
RESERVED SHARES UNDER THE 1998 STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

Background

In order to attract and retain exceptional individuals to serve as directors of the Company, Sotheby’s established the Directors Plan. The Company is requesting that shareholders approve the reservation for issuance of an additional 100,000 shares of Common Stock, from 300,000 to 400,000 shares. The shareholders last approved an increase (from 200,000 to 300,000 shares) of the shares reserved for issuance under the Directors Plan in 2007.

The Board of Directors has unanimously approved this increase in authorized reserved shares under the Directors Plan. Other than the proposed increase, no other changes are being proposed with respect to the Directors Plan.

The following description of the Directors Plan, as amended pursuant to this Proposal, is qualified in its entirety by reference to the plan, as amended by a First Amendment, dated November 6, 2007, and the proposed Second Amendment, copies of which are attached to this proxy statement as Appendix B.

Principal Features of the Directors Plan

Administration. The Directors Plan provides for annual grants in quarterly installments to eligible participants. Ongoing administration of this plan is ministerial because the plan is self-operative. To the extent any administrative matters arise, the Board will address these issues.

Eligible Participants. Each non-employee director of the Company is eligible to participate. Other than Messrs. Ruprecht and Woodhead, who are employees of the Company, each Company director is eligible to participate, and does currently participate, in the Directors Plan.

Stock Compensation. Under its current director compensation arrangement, the Company will issue $45,000 in shares of common stock annually to each non-employee director, to be paid quarterly based on the Share Closing Price on the business day immediately preceding the regular quarterly issuance date.

Deferral Election. Prior to the beginning of a calendar year, a director may elect in writing to defer all or a portion of this common stock payment for the upcoming calendar year. Deferral elections remain effective for subsequent calendar years unless superseded by different instructions from the participant. Instead of receiving shares of common stock, the director will receive Deferred Stock Units, credited to an account maintained by the Company for that director. Upon a director’s termination of service on the Board, the Deferred Stock Units contained in the director’s account will be settled on a one-for-one basis in shares of common stock.

Dividend Equivalent Rights. If the Company declares a dividend with respect to its common stock, holders of Deferred Stock Units will receive dividend equivalent rights in the form of additional Deferred Stock Units that will be credited to such director’s deferral account.

Number of Shares Subject to the Directors Plan. A total of 300,000 shares of the Company’s common stock have been reserved for issuance under the Directors Plan. Approval of this Proposal will result in an increase in that amount by 100,000 shares, to a total of 400,000 shares.

Federal Income Tax Consequences

Below is a brief summary of the federal income tax consequences to participants in the Directors Plan and to the Company. This summary does not purport to be a complete description of the U.S. federal income tax laws applicable to participants nor does it address any employment, United Kingdom, state or local taxation issues relevant to participants or the Company in connection with the Directors Plan.

Upon receiving an award of shares of common stock under the plan, the director will recognize ordinary income equal to the fair market value of the shares issued, and the Company will receive a tax deduction in the same amount at that time. If the amount a director receives when he or she sells these shares is greater than the fair market value of the common stock shares at the date of their issuance, the excess will be treated as a capital gain. If the amount for which the shares are sold is less than the award date fair market value, the shortfall will be treated as a capital loss.

To the extent that a director elects to receive Deferred Stock Units instead of actual common stock shares, the director will not recognize taxable income on the date the units are awarded to him or her and the Company will not be permitted a tax deduction at that time. When the director terminates service on the Board of Directors and the units are settled in shares of common stock, the director will recognize ordinary income equal to the fair market value of the shares so received. At that time, the Company will generally be entitled to a tax deduction equal to the income recognized by the director.

New Plan Benefits

The benefits available to participants will not change as a result of the proposed increase in authorized reserved shares.

Required Approval

The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote.

Consequences of Failure to Approve

If the shareholders do not approve this proposal, the Company will make fewer equity awards to directors or eliminate those awards and consider making additional cash awards instead. The inability to make such awards will diminish the increased alignment of director and shareholder interests that stock ownership under the Directors Plan provides and would impair the ability of directors to increase their ownership of stock in accordance with the director stock ownership policy, see “Compensation of Directors—Director Stock Ownership Policy.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
DIRECTOR COMPENSATION PLAN PROPOSAL

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since 1983. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for 2010. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, the Committee will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Deloitte & Touche LLP to be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

Independent Auditors’ Fees

The following table summarizes the aggregate fees billed to Sotheby’s by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) related to the years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees (a)	$2,934,970	$3,950,332
Audit-Related Fees (b)	125,000	89,891
Tax Services (c)	157,031	290,361
All Other Fees	—	—

Total	$3,217,001	$4,330,584

(a)	Fees for audit services billed in 2009 and 2008 included fees related to:

•	The annual audit of the Company’s consolidated financial statements (including Sarbanes-Oxley Act, Section 404 attestation);

•	Accounting and financial reporting consultations;

•	Statutory and regulatory audits;

•	Reviews of the Company’s quarterly financial statements; and

•	Attestation and financial reporting consultations related to debt securities issued by the Company in 2008.

(b)	Fees for audit-related services billed in 2009 and 2008 related to:

•	Employee benefit plan audits; and

•	Audit procedures in 2009 required by the mortgage for 1334 York Avenue, the Company’s headquarters building in New York.

•	Audit procedures in 2009 for New York City real estate tax filings related to 1334 York Avenue.

(c)	Fees for tax services billed in 2009 and 2008 consisted of tax compliance and tax planning and advice consisting of:

•

Fees for tax compliance services, which totaled $136,731 and $213,468 in 2009 and 2008, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consisted of: federal, state and local income tax return assistance; assistance with tax return filings in certain foreign jurisdictions; value added tax; and assistance with domestic and foreign tax audits and appeals.

•

Fees for tax planning and advice services totaled $20,300 and $76,893 in 2009 and 2008, respectively. Tax planning and advice includes advice provided to certain executives and services rendered with respect to proposed transactions.

	2009	2008
Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.01:1	0.02:1

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to the Company by the Deloitte Entities. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permitted services, consisting of audit services, audit related services and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RATIFICATION PROPOSAL.

OTHER INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be included in the Proxy Statement for the annual meeting to be held in 2011 must be received by the Secretary of the Company at 1334 York Avenue, New York, New York 10021 by the close of business on November 25, 2010. If the date of such meeting is changed by more than 30 days from the date such meeting is scheduled to be held, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. Proposals should be sent to the attention of the Secretary. A person may submit only one proposal for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission’s rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof (which in the aggregate may not exceed 500 words in length) from its proxy statement and form of proxy.

Proxy Solicitation Details

The Company is paying the costs of this proxy solicitation. After the proxy solicitation materials become available via the Internet to shareholders, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. The Company has retained Morrow & Co. for a fee of $5,000 and expense reimbursement to assist in proxy solicitation activities. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

Non-GAAP Financial Measures in CD&A

GAAP refers to generally accepted accounting principles in the United States of America. Included in the CD&A in this Proxy Statement is a general discussion of a financial measure that is presented on a non-GAAP basis.

EBITDA, as presented in the CD&A, is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

The Company defines EBITDA as net income (loss), excluding income tax expense (benefit), net interest expense and depreciation and amortization expense. The Company cautions users of its financial statements that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate EBITDA in the same manner. The Company believes that EBITDA provides an important supplemental measure of its performance and that it is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of Sotheby’s. The Company also utilizes EBITDA in analyzing its performance and in the determination of annual incentive compensation.

APPENDIX A

SOTHEBY’S
PEER GROUP COMPANIES

Group 1—Similar Financial Profile Companies	Group 2—Typical Benchmark Companies	Group 4—Professional Services Companies
Ametek, Inc.	Adesa, Inc.	Watson Wyatt & Co Holdings
Amphenol Corp.	Borders Group	Navigant Consulting, Inc.
Anchor BanCorp Wisconsin, Inc.	Dicks Sporting Goods	Fti Consulting, Inc.
Brady, Corp.	eBay, Inc.	Arbitron, Inc.
Bucyrus International, Inc.	GameStop	Corporate Executive Board Co.
Certegy, Inc.	Greg Manning Auctions	Diamondcluster International, Inc.
Coherent, Inc.	Guitar Center	Huron Consulting Group, Inc.
Courier Corp.	Petco Animal Supplies	Interpublic Group
Cypress Semiconductor Corp.	Priceline.com Inc.	Perot Systems Corp.
Dade Behring Holdings Inc.	Tiffany & Co.	Anteon International Corp.
Excel Technology, Inc.	Vertrue, Inc.	Gtech Holdings Corp.
Fairpoint Communications, Inc.	Weight Watchers International	Keane, Inc.
First Financial Holdings, Inc.		Mantech International Corp.
Franklin Electric Co, Inc.		Vertrue, Inc.
Gaylord Entertainment Co.		Korn/Ferry International
Harte Hanks, Inc.
Heartland Financial USA, Inc.
Heico Corp.
Horizon Health Corp.	Group 3—Carriage Trade Companies	Group 5—Apparel Companies

Hyperion Solutions Corp.	Affiliated Managers Group.	BEBE Stores Inc
IDEX Corp.	BKF Capital Group	Columbia Sportswear Co
ITLA Capital Corp.	Eaton Vance	Perry Ellis International, Inc.
Kaydon Corp.	Friedman, Billings, Ramsey	Haggar Corp.
Komag Inc.	National Financial Partners	Liz Claiborne, Inc.
Massey Energy Co.	Neiman-Marcus Group	Phillips-Van Heusen Corp.
MRO Software, Inc.	Nordstrom	Polo Ralph Lauren
Mykrolis Corp.	Phoenix Companies	Quiksilver, Inc.
Pall Corp.	Saks	Tommy Hilfiger Corp.
Parker Drilling Co.	Tiffany & Co.
Rayonier, Inc.	Westwood Holdings Group
Republic Bancorp, Inc.
Savient Pharmaceuticals, Inc.
Titanium Metals Corp.
Trico Marine Services Inc.
United Community Financial Corp.
Viasys Healthcare Inc.
X-Rite Inc.

A-1

APPENDIX B

SECOND AMENDMENT
TO THE AMENDED AND RESTATED SOTHEBY’S 1998 STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

THIS SECOND AMENDMENT (this “Second Amendment”) to the amended and restated 1998 Stock Compensation Plan For Non-Employee Directors (as amended, the “Plan”) of Sotheby’s, a Delaware corporation (the “Company”), is adopted by the Board of Directors of the Company on March 18, 2010, to be effective as of May 6, 2010.

RECITALS

A. Pursuant to a Unanimous Written Consent of the Board of Directors of the Company (the “Board”), dated as of March 18, 2010, and its powers of amendment under Section 15 of the Plan, the Board has approved an increase of the Company’s shares of Common Stock reserved for issuance under the Plan in the amount of 100,000 shares, from 300,000 shares to 400,000 shares.

B. Subject to the approval of this share increase by the Company’s shareholders at the 2010 Annual Meeting of Shareholders to be held on May 6, 2010, the Board has authorized and directed any proper officer of the Company to prepare, execute and deliver this Second Amendment to the Plan to effect the share increase.

NOW, THEREFORE, the Plan is amended as follows:

1.	Reserved Share Increase. The second sentence of Section 4 of the Plan, “Shares Subject to the Plan,” is deleted in its entirety and replaced with the following sentence:

“Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is 400,000 shares of Common Stock.”

2.	Remainder of Plan Unchanged. Except as provided in this Second Amendment, the terms of the Plan existing on the date of this Second Amendment remain unchanged and are reconfirmed.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the date first above written.

SOTHEBY’S

By:	/s/ GILBERT L. KLEMANN, II Gilbert L. Klemann, II, Executive Vice President, Worldwide General Counsel and Secretary

SOTHEBY’S
1998 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(As amended and restated effective May 7, 2007 and as further amended on November 6, 2007)

1. Adoption and Term. The Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors (previously amended and restated effective May 5, 2005) is hereby amended and restated effective May 7, 2007, the date of the 2007 Annual Meeting of Shareholders, having been previously approved by the Board of Directors (the “Board”) of Sotheby’s, a Delaware corporation (“Sotheby’s”), which assumed this Plan in 2006 pursuant to a merger with Sotheby’s Holdings, Inc., a Michigan corporation, that originally adopted the Plan. The Plan shall remain in effect for a term of ten (10) years commencing on the effective date of the Plan, unless sooner terminated pursuant to the terms of the Plan.

2. Purpose of the Plan. The purpose of the Plan is to promote the long term growth and success of the Company by attracting, motivating and retaining non-employee directors of outstanding ability and to promote a greater identity of interest between the Company’s non-employee directors and its shareholders. The Plan covers stock compensation only and does not include other amounts receivable by non-employee directors, such as the cash portion of the annual retainer, fees for attending meetings and reimbursement of expenses.

3. Administration. The Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that questions of administration arise, these shall be resolved by the Board. The Board may, in its discretion, delegate to the Chief Financial Officer or other officer of the Company any or all authority and responsibility to act pursuant to the Plan. The determination of the Board on all matters within its authority relating to the Plan shall be conclusive. The Board shall not be liable for any action or determination made in good faith with respect to the Plan, and the Company shall indemnify and hold harmless the Board, the Chief Financial Officer and any other party to whom the Board has delegated its authority pursuant to this Section 3 from all losses and expenses (including reasonable attorneys’ fees) arising from the assertion or judicial determination of such liability.

4. Shares Subject to the Plan. The shares to be issued under this Plan shall be shares of the Company’s authorized but unissued Common Stock, par value $0.10 per share (the “Common Stock”). Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is 300,000 shares of Common Stock.

5. Stock Compensation. Each non-employee director (“Eligible Director”) shall receive, as the equity portion of his or her annual retainer, an amount equal to $45,000 payable in shares of the Company’s Common Stock (“Director Stock”). The Director Stock shall be paid on a quarterly basis for services rendered from the date of the Annual Meeting to the date of the following Annual Meeting (the “Annual Period”). If an Eligible Director serves for less than the Annual Period, the annual retainer and the number of shares of Director Stock payable to such Eligible Director shall be prorated accordingly. For purposes of determining the number of shares of Director Stock payable each quarter pursuant to this Section 5, each quarterly sum of $11,250 ($45,000[÷]4) shall be divided by the Fair Market Value of the Common Stock (as defined in Section 9) on the business day immediately prior to the regular quarterly issuance date of the Director Stock. Cash shall be paid in lieu of any fractional shares.

6. Deferral of Director Stock. An Eligible Director may elect to defer the receipt of all or a portion of the Director Stock by making an election pursuant to Section 7, in which case there shall be credited to the Eligible Director’s Stock Unit Account (as defined in Section 8) a number of units equal to the number of shares of Director Stock being deferred.

7. Election to Defer. Prior to the calendar year in which the Director Stock is earned or, with respect to newly elected Eligible Directors, within 30 days of such election, an Eligible Director may elect to defer (the “Deferral Election”) part or all of the shares of Director Stock by submitting a deferral election form (the “Deferral Election Form”) to the Chief Financial Officer, indicating the percentage of shares of Director Stock to be deferred (the “Deferred Amount”). Any Deferral Election (i) shall be in writing, (ii) shall be effective only with respect to Director Stock which is earned in the calendar year after the Deferral Election Form is received by the Chief Fnancial Officer, and (iii) may not be revoked or changed during the calendar year with respect to which a Deferral Election has been made. The Deferral Election shall be made in accordance with procedures established by the Company and shall continue to apply for future calendar years until superseded by a new election as provided below. A Deferral Election may be superseded with respect to Director Stock earned for any subsequent calendar year by submitting a new Deferral Election Form to the Chief Fnancial Officer prior to the beginning of such calendar year; provided, however, that (i) no revocation shall be effective to make any change with respect to Deferred Amounts previously deferred; and (ii) any such Deferral Election shall be irrevocable during the calendar year with respect to which the Deferral Election has been made.

8. Stock Unit Account. An Eligible Director who defers the receipt of Director Stock shall have credited to an account (the “Stock Unit Account”) a number of units (the “Stock Units”) equal to the number of shares of Director Stock being deferred. The Deferred Amount shall be credited as of the date on which the Eligible Director becomes entitled to payment of the Deferred Amount in accordance with Section 5. Stock Units shall have no voting rights.

9. Stock Units Credited With Dividends. If Stock Units exist in an Eligible Director’s Stock Unit Account on a dividend record date for the Company’s Common Stock, the Stock Unit Account shall be credited, on the dividend payment date related to such dividend record date, with an additional number of Stock Units equal to (i) the cash dividend paid on one share of Common Stock, multiplied by (ii) the number of Stock Units in the Stock Unit Account on the dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date. “Fair Market Value” means the closing price per share of Common Stock on the New York Stock Exchange on the day before the relevant dividend payment date.

10. Distributions. All amounts credited to an Eligible Director’s Stock Unit Account shall be distributed on the first day of the calendar month following the date of the Eligible Director’s termination of service on the Company’s Board for any reason. All distributions from the Stock Unit Account shall be made in a lump sum payment, and shall be in the form of a certificate for the number of whole shares of Common Stock equal to the number of whole Stock Units to be distributed and cash in lieu of any fractionalshare (determined by using the Fair Market Value of a share of Common Stock on the date on which such distributions are distributed, but if such date is not a business day, then on the next preceding business day).

11. Designation of Beneficiary. An Eligible Director may designate, on the Deferral Election Form, one or more beneficiaries to receive a distribution of the Eligible Director’s Stock Unit Account under the Plan upon the Eligible Director’s death, An Eligible Director may change his or her beneficiary designation at any time by submitting a new Deferral Election Form to the Company. If there is no designated beneficiary or no designated beneficiary surviving at the Eligible Director’s death, the Eligible Director’s Stock Unit Account shall be paid to the Eligible Director’s estate.

12. Compliance with Rule 16b-3 of the Securities Exchange Act. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended, and in all events the Plan shall be construed in accordance with Rule 16b-3. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

13. Account Statements. Each Eligible Director shall be provided a copy of the Plan, and, each Eligible Director who makes a Deferral Election shall receive, not less frequently than annually, a statement reflecting the amounts credited to the Eligible Director’s Stock Unit Account.

14. No Assignment or Alienation. The right of an Eligible Director, beneficiary or any other person to the payment of Director Stock or of amounts credited to the Stock Unit Account may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution,

15. Amendment and Termination of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever.

16. Delivery of Elections and Notices. Any and all notices or elections required under this Plan shall be deemed adequately given only if in writing. All notices and elections shall be deemed to have been properly given, if delivered by hand or mailed, on the date of receipt shown on the delivery receipt or return receipt, if delivered by Federal Express or similar expedited overnight commercial carrier, on the date that is one Business Day after the date upon which the same shall have been delivered to Federal Express or similar expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received by the recipient in the ordinary course, and if sent by telecopier, on the date of confirmed delivery. Elections and notices to the Company shall be directed to:

Sotheby’s
1334 York Avenue
New York, New York 10021
Attention: Chief Financial Officer

Notices to or with respect to an Eligible Director shall be directed to the Eligible Director, or the executors, personal representatives or distributees of a deceased Eligible Director, at the Eligible Director’s address on the records of the Company.

17. Execution. To record the adoption of the Plan, the Company has caused the execution hereof as of this 9th day of April, 2007.

SOTHEBY’S
a Delaware corporation

By:	/s/ WILLIAM S. SHERIDAN William S. Sheridan,

Its: Executive Vice President,
 Chief Financial Officer and Treasurer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Sotheby’s	INTERNET http://www.proxyvoting.com/bid Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Ú FOLD AND DETACH HERE Ú

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. If no direction is given, the shares will be voted FOR Proposals 1, 2 and 3. Such shares will be voted in the proxies’ discretion upon any other business that may properly come before the meeting.
Please mark your votes as indicated in this example	☒

		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	Election of Directors	☐	☐	☐	2.	Approval of an amendment to increase the number of Common Stock shares reserved for issuance under the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors, from 300,000 to 400,000 shares.	☐	☐	☐
Election by holders of common stock of the following individuals as directors:

	01 John M. Angelo 02 Michael Blakenham 03 The Duke of Devonshire 04 James Murdoch 05 Allen Questrom 06 William F. Ruprecht	07 Michael I. Sovern 08 Donald M. Stewart 09 Robert S. Taubman 10 Diana L. Taylor 11 Dennis M. Weibling and 12 Robin G. Woodhead

							FOR	AGAINST	ABSTAIN
					3.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2010.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

	*Exceptions					PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

							Mark Here for Address Change or Comments SEE REVERSE		☐

Signature			Signature				Date
Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Dear Shareholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Mellon Investor Services no later than May 3, 2010. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

You can now access your Sotheby’s account online.

Access your Sotheby’s shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sotheby’s, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Important notice regarding the Internet availability of proxy materials for the shareholder meeting to be held on May 6, 2010. The Proxy Statement and other proxy materials are available at: http://investor.shareholder.com/bid/proxy.cfm

Ú FOLD AND DETACH HERE Ú

SOTHEBY’S
COMMON STOCK
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 6, 2010

The undersigned hereby appoints each of MICHAEL I. SOVERN, WILLIAM F. RUPRECHT and WILLIAM S. SHERIDAN attorneys, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Sotheby’s, on Thursday, May 6, 2010, at the office of Sotheby’s, 1334 York Avenue, New York, New York, at 11:00 a.m., local time, and at any adjournment or postponement thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)